   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 2000.


                                                      REGISTRATION NO. 333-80315
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 3
                                       To


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               BUSYBOX.COM, INC.

                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

             DELAWARE                              7371                             94-3233035
 (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL               (IRS EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                               701 BATTERY STREET
                                  THIRD FLOOR
                            SAN FRANCISCO, CA 94111
                                 (415) 283-1811

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               701 BATTERY STREET
                                  THIRD FLOOR
                            SAN FRANCISCO, CA 94111
                                 (415) 283-1811

(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

            PATRICK A. GROTTO, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               701 BATTERY STREET
                                  THIRD FLOOR
                            SAN FRANCISCO, CA 94111
                                 (415) 283-1811

      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                           --------------------------

                                   COPIES TO:

           THOMAS T. PROUSALIS, JR., ESQ.                            DAVID A. CARTER, P.A.
           1919 Pennsylvania Avenue, N.W.                               2300 Glades Road
                     Suite 200                                             Suite 210W
               Washington, D.C. 20006                                 Boca Raton, FL 33431
                   (202) 296-9400                                        (561) 750-6999
                 (202) 296-9403 Fax                                    (561) 367-0960 Fax
                 COUNSEL TO ISSUER                                   COUNSEL TO UNDERWRITER

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, CHECK THE FOLLOWING BOX. /X/

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF             AMOUNT TO            OFFERING PRICE         AGGREGATE             AMOUNT OF
       SECURITIES TO BE REGISTERED         BE REGISTERED          PER SECURITY       OFFERING PRICE         REGISTRATION FEE
Common Stock, $.01 Par Value(1)..........     2,300,000             $5.00                $11,500,000            $    3,966
Warrants(2)..............................     2,300,000             $ .125               $   287,500            $       99
Common Stock Underlying Warrants(3)......     2,300,000             $5.50                $12,650,000            $    4,362
Underwriter's Common Stock Option(4).....       200,000                --                  --                     --
Common Stock Underlying Underwriter's
 Common Stock Option(5)..................       200,000             $8.25                $ 1,650,000            $      569
Underwriter's Warrant Option(6)..........       200,000                --                  --                     --
Warrants Underlying Underwriter's Warrant
 Option(7)...............................       200,000             $ .20625             $    41,250            $       14
Common Stock Underlying Underwriter's
 Warrant Option(8).......................       200,000             $9.075               $ 1,815,000            $      626
  Total Registration and Fee(9)..........                                                $27,943,750            $    9,636

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Includes 300,000 shares reserved for the option, exercisable within 45 days after the date on which the Securities and Exchange Commission (the "Commission") declares this Registration Statement effective, to cover over-allotments, if any (the "Over-Allotment Option"), granted by the Company to Barron Chase Securities, Inc. ("Underwriter"). See
    "Underwriting."

(2) Includes 300,000 Redeemable Common Stock Purchase Warrants ("Purchase Warrants" or the "Warrants") reserved for the Over-Allotment Option. The Warrants (a) may be purchased separately from the Common Stock in the offering, (b) are exercisable during a five-year period commencing on the effective date of this Registration Statement, and (c) shall be redeemable, at the option of the Company, at $.05 per Warrant upon 30 days' prior written notice, (i) if the closing bid price, as reported on the Nasdaq SmallCap Market-SM-, or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the shares of the Registrant's Common Stock for 30 consecutive trading days ending within ten days of the notice of redemption of the Warrants averages in excess of $10.00 per share, subject to adjustment, and (ii) after a then current registration statement has been declared effective by the Commission with regard to the shares of Common Stock to be received by the holder upon exercise, but (iii) during the one-year period after the effective date of this Registration Statement, only with the written consent of the Underwriter. Pursuant to Rule 416 under the Securities Act of 1933, as amended ("Securities Act"), such additional number of these securities are also being registered to cover any adjustment resulting from stock splits, stock dividends or similar transactions. The indeterminate number of additional shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Reserved for issuance upon exercise of the Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Warrants are also being registered to cover any adjustment resulting from stock splits, stock dividends or similar transactions. The indeterminate number of additional shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) To be issued to the Underwriter or persons related to the Underwriter. Pursuant to Rule 416 under the Securities Act, such additional number of Underwriter stock options ("Common Stock Underwriter Warrants") are also being registered to cover any adjustment resulting from stock splits, stock dividends or similar transactions. The indeterminate number of additional shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5) Reserved for issuance upon exercise of the Common Stock Underwriter Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Common Stock Underwriter Warrants are also being registered to cover any adjustment resulting from stock splits, stock dividends or similar transactions. The indeterminate number of additional shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(6) To be issued to the Underwriter or persons related to the Underwriter. Pursuant to Rule 416 under the Securities Act, such additional number of Underwriter warrant options ("Warrant Underwriter Warrants") are also being registered to cover any adjustment resulting from stock splits, stock dividends or similar transactions. The indeterminate number of additional shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(7) Reserved for issuance upon exercise of the Warrant Underwriter Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of warrants to purchase shares of Common Stock subject to the Warrant Underwriter Warrants ("Underwriter Underlying Warrants") are also being registered to cover any adjustment resulting from stock splits, stock dividends or similar transactions.

(8) Reserved for issuance upon exercise of the Underwriter Underlying Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Underwriter Underlying Warrants are also being registered to cover any adjustment resulting stock splits, stock dividends or similar transactions. The indeterminate number of additional shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(9) The requisite fee has been paid in connection with this Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               BUSYBOX.COM, INC.

                             CROSS-REFERENCE SHEET
                            PURSUANT TO ITEM 501(B)
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM SB-2

REGISTRATION STATEMENT ITEM               CAPTION IN PROSPECTUS
---------------------------   ---------------------------------------------
      1.       Front of
                Registration
                Statement
                and Outside
                Front Cover
                of
               Prospectus...  Facing Page; Cross-Reference Sheet;
                              Prospectus Cover Page

      2.       Inside Front
                and Outside
                Back Cover
                Pages of
               Prospectus...  Prospectus Cover Page; Prospectus Back Cover
                               Page

      3.       Summary
                Information
                and Risk
                Factors...    Prospectus Summary; The Company; Risk Factors

      4.       Use of
                Proceeds...   Use of Proceeds

      5.       Determination
                of Offering
                Price...      Risk Factors; Underwriting

      6.       Dilution...    Dilution and Other Comparative Data

      7.       Selling
                Security-holders....... Description of Securities

      8.       Plan of
                Distribution....... Prospectus Cover Page; Underwriting

      9.       Legal
                Proceedings....... Legal Proceedings

     10.       Directors,
                Executive
                Officers,
                Promoters
                and Control
                Persons...    Management; Principal Shareholders

     11.       Security
                Ownership of
                Certain
                Beneficial
                Owners and
               Management...  Principal Shareholders

     12.       Description
                of
               Securities...  Description of Securities

     13.       Interest of
                Named
                Experts and
                Counsel...    Legal Matters; Experts

     14.       Disclosure of
                Commission
                Position on
                Indemnification for
                Securities Act
                Liabilities........ Certain Relationships and Related
                              Transactions

     15.       Organization
                Within Five
                Years...      Prospectus Summary; Business

     16.       Description
                of
                Business...   Business

     17.       Management's
                Discussion
                and Analysis
                or Plan of
                Operation...  Management's Discussion and Analysis or Plan
                              of Operation

     18.       Description
                of
                Property...   Business

     19.       Certain
                Relations
                and Related
                Transactions........ Certain Relationships and Related
                              Transactions

     20.       Market for
                Common
                Equity and
                Related
                Stockholder
                Matters...    Description of Securities

     21.       Executive
                Compensation....... Management

     22.       Financial
               Statements...  Financial Statements

     23.       Changes in
                and
               Disagreements
                With
                Accountants
                on
                Accounting
                and
                Financial
               Disclosure...  Not applicable

                                                FILED PURSUANT TO RULE 424(b)(1)
                                                      REGISTRATION NO. 333-70717

                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2000

                                2,000,000 SHARES
                               2,000,000 WARRANTS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                                  COMMON STOCK
                                    WARRANTS

                                  -----------

    Prior to this offering, there has been no public market for our common stock and warrants. The initial public offering price of our common stock is $5.00 per share and $.125 per warrant. We have recently applied for the inclusion of our common stock and warrants on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "BUSY" and "BUSYW."

    The underwriter has an option to purchase a maximum of 300,000 additional shares of our common stock and 300,000 additional warrants to cover over-allotments of our shares and warrants.

    INVESTING IN OUR COMMON STOCK AND WARRANTS INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                                                        UNDERWRITING
                                                          PRICE TO     DISCOUNTS AND      PROCEEDS
                                                           PUBLIC       COMMISSIONS    TO BUSYBOX.COM
                                                       --------------  --------------  --------------
Per Share............................................      $5.00            $.50           $4.50
Per Warrant..........................................      $.125           $.0125          $.1125
Total................................................   $10,250,000      $1,025,000      $9,225,000

    Neither the Securities and Exchange Commission nor any other state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is illegal.

                                     [LOGO]

                The date of this Prospectus is           , 2000.

                                 --------------

                               TABLE OF CONTENTS


                                        PAGE
                                      --------
Prospectus Summary..................       3
Risk Factors........................       5
Use of Proceeds.....................       9
Dilution............................      10
Capitalization......................      11
Dividend Policy.....................      11
Management's Discussion and Analysis
  or Plan of Operation..............      12
Business............................      16
Management..........................      29
Principal Stockholders..............      35




Certain Relationships and Related
  Transactions......................      36
                                        PAGE
                                      --------
Description of Securities...........      38
Underwriting........................      41
Legal Proceedings...................      44
Legal Matters.......................      44
Experts.............................      44
Where You Can Find More
  Information.......................      44
Index to Financial Statements.......     F-1
Report of Independent Certified
  Public Accountants................     F-2


                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

    Delivery of the securities will be made on or about             , 2000
against payment in immediately available funds.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                         ATTENTION CALIFORNIA RESIDENTS

    OFFERS AND SALES OF THE COMMON STOCK AND WARRANTS OF BUSYBOX.COM, INC. TO CALIFORNIA RESIDENTS PURSUANT TO THIS PROSPECTUS ARE RESTRICTED TO INDIVIDUALS WHO MEET SUITABILITY STANDARDS OF NOT LESS THAN $250,000 LIQUID NET WORTH (A NET WORTH EXCLUSIVE OF HOME, HOME FURNISHINGS AND AUTOMOBILE), PLUS $65,000 GROSS ANNUAL INCOME OR A $500,000 LIQUID NET WORTH (A NET WORTH EXCLUSIVE OF HOME, HOME FURNISHINGS AND AUTOMOBILE).

                               PROSPECTUS SUMMARY

                               BUSYBOX.COM, INC.

    busybox designs, develops, maintains, services, markets, sells and distributes digital imagery, including black and white and color still photographs, film footage and video, over the Internet to our business customers in the technology, media, entertainment, government, corporate and sports industries. We believe that our proprietary Java-based technology, combined with our component-based content programming, uniquely enables busybox to catalogue, manage, transact, deliver and reconcile digital images and video on the Internet. We also believe that our component-based programming is unique in the industry and provides a significant business opportunity for busybox when combined with the emerging and rapidly developing business-to-business Internet e-commerce marketplace.

    We intend to principally use the proceeds of this offering for operating costs and working capital, including business development, capital equipment, marketing and sales and mergers and acquisitions with complementary companies in an effort to significantly expand our business and operations. We are not sure that the proceeds of this offering will enable us to expand our business and operations.

    busybox was incorporated in Delaware in October 1995. In this prospectus, we will refer to busybox.com, inc. as "busybox," "we" and "us." Our principal executive offices are located at 701 Battery Street, Third Floor, San Francisco, California 94111, and our telephone number is (415) 283-1811. Our principal Internet Web site address is www.busybox.com. The information on our Web site is not part of this prospectus.

                                  THE OFFERING

Common Stock Offered.........................  2,000,000 Shares
Warrants Offered.............................  2,000,000 Warrants
Common Stock Outstanding:
  Before the Offering........................  6,210,000 Shares
  After the Offering.........................  8,210,000 Shares
Warrants Outstanding:
  Before the Offering........................  None
  After the Offering.........................  2,000,000
Estimated Net Proceeds.......................  $8,225,000
Use of Proceeds..............................  Operations and development, capital equipment, marketing and sales, mergers and
                                               acquisitions and working capital.
Proposed Nasdaq Symbols:
  Common Stock...............................  BUSY
  Warrants...................................  BUSYW
Internet Web Site Address....................  www.busybox.com

                            SELECTED FINANCIAL DATA


                                                     YEARS ENDED DECEMBER 31,
                                                     -------------------------   NINE MONTHS ENDED
                                                        1997          1998       SEPTEMBER 30, 1999
                                                     -----------   -----------   ------------------
Statement of Earnings Data:
  Net sales........................................  $  833,797    $1,170,022       $   332,706
  Operating profit (loss)..........................  $   61,160    $    4,662       $(3,723,505)
  Earnings (loss) before income taxes..............  $   62,087    $    8,238       $(3,583,991)
  Net earnings (loss)..............................  $   61,287    $    7,438       $(3,583,991)
  Earnings (loss) per share........................  $      .02    $       --       $      (.71)
  Weighted average shares outstanding..............   2,870,000     3,113,630         5,015,659



                                                                     SEPTEMBER 30, 1999
                                                        --------------------------------------------
                                                                                        PRO FORMA
                                                        HISTORICAL   PRO FORMA (1)   AS ADJUSTED (2)
                                                        ----------   -------------   ---------------
Balance Sheet Data:
  Working capital.....................................  $ (824,181)    $  484,319      $ 7,209,319
  Total assets........................................  $1,635,260     $3,138,760      $ 9,668,760
  Total liabilities...................................  $1,875,413     $2,070,413      $ 1,875,413
  Stockholders' equity (deficiency)...................  $ (240,153)    $1,068,347      $ 7,793,347


------------------------

(1) Gives effect to the pro forma adjustments for the: (i) cash proceeds from the sale of 350,000 shares of our common stock for $700,000, consisting of $3,500 in cash and $696,500 in promissory notes, in a private placement transaction in October 1999, and (ii) net cash proceeds of $1,305,000 from the borrowings of $1,500,000 pursuant to 8% promissory notes, and the grant of options to purchase 375,000 shares of the Company's common stock, in a private placement transaction in December 1999. Additional paid-in capital has been credited with the fair value of the options of $1,305,000.

(2) Adjusted to reflect the sale of our securities in this offering, less underwriting discounts and commissions and the payment of expenses of this offering estimated at $1,000,000. Also adjusted to reflect the repayment of the $1,500,000 promissory notes and the related accretion of the discount on the notes of $1,305,000 and the write-off of deferred debt issuance costs of $195,000.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THESE RISKS AND UNCERTAINTIES ARE ALL OF THE MATERIAL RISKS AND UNCERTAINTIES WHICH MAY ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS MAY BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT, THE TRADING PRICE OF OUR COMMON STOCK MAY DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THIS MAY OCCUR BECAUSE OF THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
  HISTORY.

    We were incorporated in Delaware in October 1995 and have a limited operating history. We face the risks and problems associated with new businesses and have a limited operating history upon which to base an evaluation of our future prospects. Such prospects should be considered in light of the risks, expenses and difficulties frequently encountered in the expansion of a new business in an industry characterized by a significant number of market entrants and intense competition. The market for our products, systems and services is relatively new, intensely competitive, rapidly evolving and subject to rapid change. Many of our current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than we have. Therefore, it is difficult to evaluate our business and prospects.

WE EXPECT TO CONTINUE TO INCUR LOSSES AND EXPERIENCE NEGATIVE CASH FLOWS.

    We expect to have significant operating losses and to record significant net cash outflow before financing in the near term. Our business has not generated sufficient cash flow to fund our operations without resorting to external sources of capital. Starting up our company and building our business required substantial capital and other expenditures. As a result, we reported an operating loss before interest of approximately $3,573,505 for the period ending September 30, 1999, and net cash flows used in operating activities of approximately ($2,069,544) for the same period. Further developing our operations and expanding our business will require significant additional capital and other expenditures.

WE ARE CURRENTLY DEPENDENT ON TWO SIGNIFICANT CUSTOMERS FOR OUR REVENUES.

    For the year ended December 31, 1998, Visual Communications Group Limited accounted for 47 percent of our revenues and Corbis Corporation accounted for 28 percent of our revenues; for this same period, Visual Communications Group Limited accounted for 81 percent of our accounts receivable. Although we are seeking to expand our customer base so as to reduce our dependency on our significant customers, there is no assurance that we will be successful in our efforts. Moreover, our maintenance agreement with Corbis Corporation was concluded by mutual agreement in October 1999. Our relationship with Corbis Corporation remains good and, in October 1999, we began negotiations with Corbis Corporation relating to a more comprehensive business relationship. However, we can make no assurance that our negotiations will result in any business relationship with Corbis Corporation. A loss of either significant customer may have a material adverse effect on our business, operating results and financial condition.

WE MAY NEED ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH, AND WE MAY NOT BE ABLE TO OBTAIN IT ON TERMS ACCEPTABLE TO US OR AT ALL.

    We intend to fund our operations and other capital needs for the next
12 months substantially from the proceeds of this offering, but there can be no assurance that such funds will be sufficient for these purposes. We may require substantial amounts of the proceeds of this offering for our future expansion, operating costs and working capital. We have made no arrangements to obtain future additional financing, if required, and there can be no assurance that such financing will be available, or that it will be available on terms acceptable to us.

WE HAVE A REQUIREMENT TO KEEP OUR PROSPECTUS AND STATE BLUE SKY REGISTRATION CURRENT, AND OUR FAILURE TO DO SO MAY LIMIT YOUR ABILITY TO RESELL OUR SECURITIES.


    We will be able to issue shares of our common stock upon the exercise of the warrants and the underwriter's purchase option only if there is a current prospectus relating to the securities offered hereby under an effective registration statement filed with the Securities and Exchange Commission, and such common stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of warrants reside. Although we intend to maintain a current registration statement, there can be no assurance, however, that we will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required when facts or events have occurred which represent a material change in the information contained in the registration statement. We intend to qualify the sale of the warrants in a limited number of states, although certain exemptions under certain state securities laws may permit the warrants to be transferred to purchasers in states other than those in which the warrants were initially qualified. Qualification for the exercise of the warrants in the states is essential for the establishment of a trading market in the securities. We can make no assurances that we will be able to qualify our securities in any state. We will be prevented, however, from issuing common stock upon exercise of the warrants in those states where exemptions are unavailable and we have failed to qualify the common stock issuable upon exercise of the warrants. We may decide not to seek, or may not be able to obtain qualification of the issuance of such common stock in all of the states in which the ultimate purchasers of the warrants reside. In such a case, the warrants of those purchasers will expire and have no value if such warrants cannot be exercised or sold.


A PRIOR MARKET DOES NOT EXIST FOR OUR SECURITIES AND IT IS UNCERTAIN THAT A MARKET WILL DEVELOP FOLLOWING THIS OFFERING.

    No prior market exists for the securities being offered in this prospectus and no assurance can be given that a market will develop subsequent to this offering. The underwriter may make a market in our securities upon the closing of this offering, but there is no assurance that it will do so, or if a market develops that it will be sustained.

THE WARRANTS OFFERED FOR SALE IN THIS OFFERING ARE SUBJECT TO REDEMPTION AT $.05 PER WARRANT UNDER CERTAIN CONDITIONS, WHICH MAY BE LESS THAN THE VALUE OF THE WARRANTS.


    We are offering 2,000,000 shares of common stock, $.01 par value per share, and 2,000,000 warrants. The common stock and the warrants are being offered separately and not as units, and each are separately transferable. Each warrant entitles the holder to purchase one share of common stock at $5.50 per share during the five-year period commencing on the date of this prospectus. The warrants are redeemable by busybox for $.05 per warrant, on not less than 30 days nor more than 60 days written notice if the closing bid price for the common stock equals or exceeds $10.00 per share during any 30 consecutive trading day period ending not more than 15 days prior to the date that the notice of redemption is mailed, provided there is then a current effective registration statement under the Securities Act of 1933, as amended, with respect to the issuance and sale of common stock upon the exercise of the warrants. Any redemption of the warrants during the one-year period commencing on the date of this prospectus shall require the written consent of the underwriter.



    We intend to qualify the sale of the securities in a limited number of states, although certain exemptions under certain state securities laws may permit the warrants to be transferred to purchasers in states other than those in which the warrants were initially qualified. We will be prevented, however, from issuing common stock upon exercise of the warrants in those states where exemptions are unavailable and we have failed to qualify the common stock issuable upon exercise of the warrants. We may decide not to seek, or may not be able to obtain qualification of the issuance of such common stock in all of the states in which the ultimate purchasers of the warrants reside. In such case, the warrants of those purchasers will expire and have no value if such warrants cannot be exercised or sold.

Accordingly, the market for the warrants may be limited because of our obligation to fulfill these requirements.


NASDAQ HAS CERTAIN MARKET ELIGIBILITY AND MAINTENANCE REQUIREMENTS IN ORDER TO MAINTAIN OUR INCLUSION ON THE NASDAQ SMALLCAP MARKET, WHICH WE MAY NOT BE ABLE TO SUSTAIN.

    Under the current rules relating to the listing of securities on the Nasdaq SmallCap Market a company must have (a) at least $4,000,000 in net tangible assets, or $750,000 in net income in two of the last three years, or a market capitalization of at least $50,000,000, (b) public float of at least 1,000,000 shares, (c) market value of public float of at least $5,000,000, and (d) a minimum bid price of $4.00 per share, among other requirements. For a continued listing, a company must maintain (a) at least $2,000,000 in net tangible assets, or $500,000 in net income in two of the last three years, or a market capitalization of at least $35,000,000, (b) public float of at least 500,000 shares, (c) market value of public float of at least $1,000,000 and (d) a minimum bid price of $1.00 per share; among other requirements.

    Our common stock and the warrants are expected to be eligible for initial listing on the Nasdaq SmallCap Market under the current rules upon the closing of this offering. If at any time after issuance the common stock and warrants are not listed on the Nasdaq SmallCap Market, and no other exclusion from the definition of a "penny stock" under the Exchange Act were available, transactions in the securities would become subject to the penny stock regulations which impose additional sales practice requirements on broker-dealers who offer and sell such securities.


    If we should experience losses from operations, we may be unable to maintain the standards for a continued listing and the securities may be subject to delisting from the Nasdaq SmallCap Market. Trading, if any, in the securities would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements or in what are commonly referred to as the pink sheets. As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the price of our securities.


THE SECURITIES AND EXCHANGE COMMISSION MAY IMPOSE CERTAIN RESTRICTIONS ON THE MARKETABILITY OF LOW-PRICED SECURITIES, WHICH MAY MATERIALLY ADVERSELY AFFECT YOUR ABILITY TO RESELL YOUR SECURITIES.


    The Securities and Exchange Commission has adopted regulations which generally define penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Upon authorization of the securities offered hereby for quotation, such securities will initially be exempt from the definition of penny stock. If the securities offered hereby fall within the definition of a penny stock following the effective date, our securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of purchasers in this offering to sell our securities in the secondary market.

WE MAY HAVE ISSUED UNREGISTERED SECURITIES WITHOUT AN AVAILABLE EXEMPTION UNDER THE FEDERAL SECURITIES LAWS, WHICH MAY SUBJECT BUSYBOX TO LIABILITY.



    During the pendency of our registration statement before the Securities and Exchange Commission, busybox sold unregistered securities in September 1999, October 1999 and December 1999, aggregating $3,400,000 in cash and notes. We believe that the unregistered securities were issued pursuant to available exemptions under the Federal securities laws. However, we may have issued such unregistered securities without an available exemption under the Federal securities laws, which may subject busybox to liability, including rescission of the securities transactions. If we are required to offer a rescission of the securities transactions, it may have a material adverse effect on our business, operating results and financial condition.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO US, OUR INDUSTRY AND TO OTHER U.S. AND INTERNATIONAL INTERNET BUSINESSES. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF OUR MANAGEMENT, AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THIS PROSPECTUS, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT OUR CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN OUR FORWARD-LOOKING STATEMENTS. WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS. WE DO NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                                USE OF PROCEEDS

    We will receive net proceeds of approximately $8,225,000 upon the sale of the securities in this offering, after deducting the underwriting discounts and estimated offering expenses. These net proceeds do not include the exercise of the underwriter's over-allotment option. We intend to use these proceeds approximately as follows:


                                                              APPROXIMATE AMOUNT
                                                               OF NET PROCEEDS        %
                                                              ------------------   --------
    - Operations and Development............................      $1,500,000         18.24
    - Capital Equipment.....................................       1,500,000         18.24
    - Marketing and Sales...................................       1,500,000         18.24
    - Web Site Development..................................         750,000          9.11
    - Mergers and Acquisitions..............................         750,000          9.11
    - Working Capital.......................................         725,000          8.82
    - Repayment of Promissory Notes(1)......................       1,500,000         18.24
                                                                  ----------        ------
      Total.................................................      $8,225,000        100.00
                                                                  ==========        ======


------------------------


(1) In December 1999, the Company borrowed $1,500,000 from 26 persons in a private placement transaction pursuant to eight percent promissory notes, payable upon the closing of this offering, or upon the one-year anniversary of the notes, whichever occurs first.


    The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development efforts, marketing and sales activities, the amount of cash generated by our operations and competition. Actual expenditures may vary substantially from these estimates. Working capital will be utilized by us to enhance and, otherwise, stabilize cash flow during the initial 12 months of operations following the closing of this offering, such that any shortfalls between cash generated by operating revenues and costs will be covered by working capital. Although we prefer to retain our working capital in reserve, we may be required to expand part or all of these proceeds as financial demands dictate. We may find it necessary or advisable to use portions of the proceeds for other purposes. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in insured, short-term, investment-grade, interest-bearing securities.

                                    DILUTION

    As of September 30, 1999, we had a pro forma net tangible book value of $754,805 or $0.12 per share. Net tangible book value per share means the tangible assets of busybox, less all liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of the common stock in this offering at an assumed price of $5.00 per share after deducting underwriting discounts and estimated offering expenses, adjusted pro forma net tangible book value would be $7,479,805 or $0.91 per share. The result will be an immediate increase in net tangible book value per share of $0.79 (approximately 658%) to existing shareholders and an immediate dilution to new investors of $4.09 (approximately 82%) per share. As a result, investors in this offering will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing shareholders acquired their shares. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution assuming no exercise of the underwriter's over-allotment option:

Public offering price per share of the common stock offered
 hereby.....................................................          $5.00
  Net tangible book value per share before pro forma
    adjustments.............................................  $(.09)
  Increase per share attributable to pro forma
    adjustments.............................................  $ .21
                                                              -----
  Pro forma net tangible book value per share, before the
    offering................................................  $ .12
  Increase per share attributable to the sale by busybox of
    the shares offered hereby...............................  $ .79
                                                              -----
Pro forma net tangible book value per share, after the
 offering...................................................          $ .91
                                                                      -----
Dilution per share to new investors.........................          $4.09
                                                                      =====

    The above table assumes no exercise of the warrants, the underwriter's over-allotment option or the purchase option.

    The following table summarizes the investments of all existing stockholders and new investors after giving effect to the sale of the shares in this offering assuming no exercise of the underwriter's over-allotment option:

                                                      PERCENTAGE                   PERCENT OF    AVERAGE
                                           SHARES      OF TOTAL      AGGREGATE       TOTAL      PRICE PER
                                          PURCHASED     SHARES     CONSIDERATION    INVESTED      SHARE
                                          ---------   ----------   -------------   ----------   ---------
Present Stockholders....................  6,210,000      75.64%     $ 6,193,482       38.25%      $1.00
                                                                                                  =====
Public Stockholders.....................  2,000,000      24.36%     $10,000,000       61.75%      $5.00
                                          ---------     ------      -----------      ------       =====
    Total...............................  8,210,000     100.00%     $16,193,482      100.00%      $1.97
                                          =========     ======      ===========      ======       =====

    If the over-allotment option is exercised in full, the investors in this offering will have paid $11,500,000 and will hold 2,300,000 shares of common stock, representing 65.00% percent of the total consideration and 27.03% percent of the total number of outstanding shares of common stock.

                                 CAPITALIZATION

    The following table sets forth the capitalization of busybox, as of September 30, 1999 and as adjusted for the sale of the securities in this offering. The table should be read in conjunction with the Financial Statements, and the Notes, beginning on page F-1.


                                                       SEPTEMBER 30,                    PRO FORMA
                                                           1999        PRO FORMA(2)   AS ADJUSTED(3)
                                                       -------------   ------------   --------------
Long-term debt (1)...................................   $    5,122     $     5,122      $     5,122
                                                        ----------     -----------      -----------
Stockholders' equity
  Common Stock, $.01 par value, 25,000,000 shares
    authorized, 5,260,000 shares outstanding;
    6,210,000 shares outstanding, pro forma;
    8,210,000 shares outstanding, pro forma as
    adjusted.........................................   $   58,600     $    62,100           82,100
  Additional paid-in capital.........................    5,734,882       8,786,382       16,991,382
  Notes and accounts receivable from stockholders....   (2,437,750)     (3,134,250)      (3,134,250)
  Retained earnings..................................   (3,595,885)     (4,645,885)      (6,145,885)
                                                        ----------     -----------      -----------
    Total stockholders' equity.......................     (240,153)      1,068,347        7,793,347
                                                        ----------     -----------      -----------
    Total capitalization.............................   $ (235,031)    $ 1,073,469      $ 7,798,469
                                                        ==========     ===========      ===========


------------------------

(1) Long-term debt consists primarily of capital lease obligations with non-related parties. See Note D to the accompanying "Financial Statements," on page F-10.


(2) As adjusted to reflect the: (i) cash proceeds from the sale of 350,000 shares of our common stock for $700,000, consisting of $3,500 in cash and $696,500 in promissory notes, in a private placement transaction in October 1999, and adjusted to reflect compensation expense of $1,050,000 which represents the difference between the $2 price per share and fair value, and
    (ii) cash proceeds from the borrowings of $1,500,000 pursuant to 8% promissory notes, and the grant of options to purchase 375,000 shares of the Company's common stock, in a private placement transaction in December 1999. Additional paid-in capital has been credited with the fair value of the options of $1,305,000.


(3) As adjusted to reflect the net proceeds of this offering. Assumes no exercise of (a) the warrants; (b) the underwriter's over-allotment option to purchase up to 300,000 shares of common stock and 300,000 warrants; or
    (c) the underwriter's purchase option to purchase up to 200,000 shares of common stock and 200,000 warrants. Also adjusted to reflect the repayment of the $1,500,000 promissory notes and the related accretion of the discount of the notes of $1,305,000 and the write-off of deferred debt issuance costs of $195,000.

                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future. The declaration and payment of any dividends in the future will be determined by the board of directors and will depend on a number of factors including our earnings, capital requirements and overall financial condition.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS AND RELATED NOTES OF BUSYBOX INCLUDED IN THIS PROSPECTUS, BEGINNING ON PAGE F-1. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS APPLY TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS ARE MADE AS OF THE DATE OF THIS PROSPECTUS, AND WE ASSUME NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS OR TO UPDATE THE REASONS ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

OVERVIEW

    We believe that several challenges must be overcome to realize cost-effective Internet broadcasting: aggregating diverse and compelling content, scaling Internet broadcasts from small to large audiences, deploying new transmission and streaming technologies in a timely manner and providing multimedia advertisements and services. In order to aggregate content, Internet broadcasters must rapidly identify and secure licensing opportunities by demonstrating to content providers broad based distribution and the ability to deliver associated traffic. Successful Internet broadcasters serving a large number of simultaneous users around the clock also need to design, develop and integrate complex network elements, which include extensive bandwidth, streaming licenses, equipment and technical expertise. The rapid evolution of streaming media technologies requires Internet broadcasters to support multiple vendors, an investment which few companies have made. We believe, therefore, that a successful Internet business must develop a well-branded Web site which offers compelling content, a network capable of streaming video programming to large audiences 24 hours a day, seven days a week, and an organization which can deliver quality services to advertisers and businesses.

    We believe that our proprietary Java-based technology, together with our component-based content programming, will enable us to be a leading aggregator, distributor and broadcaster of digital streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" live and on-demand video programs over the Internet. Our Web site will offer a selection of both streaming and downloadable broadcast quality film footage and video programming, including aerials, archival, beauty, destinations, lifestyle, locations, nature, sports, extreme sports, time lapse, underwater and wildlife. Our proprietary Java-based technology, together with our component-based content programming, allows users to efficiently and effectively find, retrieve, view, transact and download digital media. We believe we will establish a significant brand for our broadcasts and services on the Internet due to our technologically unique content distribution capabilities. In addition, our Web sites will provide an attractive platform for advertisers seeking to target specific users with compelling advertising solutions.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED
     SEPTEMBER 30, 1998.

    For the nine months ended September 30, 1999, we reported revenue of $332,706 from the sale of our products, systems and services, a 65% decrease compared to the same period ending September 30, 1998, where we reported revenue of $961,186 on the sale of our products, systems and services. The decrease was primarily attributable to a $130,000 reduction in technology licensing, and a $425,000 reduction in internet services. These reductions were the result of our reallocation of resources away from technology licensing and development services provided to our customers in the on-line stock photography market to development of our own on-line stock video products and services. These products and services were made available for sale to customers in the third quarter of 1999. We expect revenues from customers in the on-line stock photography market segment to remain below those of 1998. Our gross margin on sales in the nine months ended September 30, 1999 decreased to 62% as compared to 71% for the nine months ended September 30, 1998. The decrease was primarily attributable to reduced technology licensing which is our highest gross margin line of business.


    Selling, general and administrative expenses increased to $3,720,896 in the nine months ended September 30, 1999 from $387,224 in the nine months ended September 30, 1998.



    This increase of $3,333,672 was primarily due to the following:



    - We hired new executive management in December 1998 to provide an increased level of managerial experience for our operations. We also expanded our management, administrative and sales staff to develop and launch our on-line stock video products and services and to expand our customer sales and support capabilities. As a result, our wages and related payroll costs, travel and general administrative expenses increased by approximately $2,180,000 as compared to the nine months ended
      September 30, 1998; and,



    - We significantly increased our advertising, marketing and promotion activities in anticipation of, and following the third quarter 1999 launch of, our on-line stock video products and services. This resulted in an increase of approximately $1,153,000 in advertising, marketing and promotional expenses as compared to the nine months ended September 30, 1998.


    YEAR ENDED DECEMBER 31, 1998 COMPARED TO DECEMBER 31, 1997.

    For the year ended December 31, 1998, we reported revenues of $1,170,022 from the sale of our products, systems and services, as compared to the year ended December 31, 1997 where we reported revenues of $833,797 on the sale of our products, systems and services. The increase was primarily in Internet development and support services provided to our customers. Our gross margin on sales for the year ended December 31, 1998, increased to 64% from 61% in 1997 due to an increase in markup achieved on costs and wages related to Internet development and support services.

    Selling, general and administrative expenses increased to $491,446 for the year ended December 31, 1998 from $362,031 for the year ended December 31, 1997. The increase was due primarily to increases in management, administrative and sales, as well as professional fees and advertising, required to generate and support higher revenues.

LIQUIDITY AND CAPITAL RESOURCES

    Our operations to date have concentrated on continuing the development of our products and systems, establishing acceptance of our products and systems in our industry, providing technical service to our existing customer base and the expansion of our business. We have historically financed these activities through internally generated cash flows from operations and financing through short-term obligations (see Note C to our Financial Statements). We also have a line of credit with a commercial bank. The facility expired on November 30, 1999 and became a demand note and the interest rate is 12.5 percent. Repayment is guaranteed by one of our stockholders. As of September 30, 1999, we owed $99,172 on this line of credit. We believe that the cash flow provided by our operations and the net proceeds of this offering will be sufficient to sustain our operations for the remainder of fiscal 1999 and fiscal 2000. Additional financing may be necessary to provide for the continued product development and operations in fiscal 2001.


    For the nine months ended September 30, 1999, net cash used in operations was $(2,069,544) as a result of the $3,733,991 net loss incurred in the period.

    We incurred $338,915 in development and production of our digital video inventory and is related directly to our on-line stock video products and services that were launched in the third quarter of 1999. Digital video inventory consists of capitalized digital video production costs including costs for production, acquisition and preparation for on-line distribution. These costs will be amortized by specific video subject category based upon actual future sales of products using the gross profit method. Accounts receivable increased by $51,157, despite a decline in sales in 1999, due primarily to the decrease in technology licensing and Internet services revenues that have historically had a shorter collection period than our other revenue streams.



    We invested $76,209 in new property and equipment, most of which was directly associated with the new on-line stock video products and services. Additionally, we prepaid $257,875 of costs and expenses related to our proposed initial public offering of securities.


    We financed our operations, purchases, development and offering costs primarily through a $1,708,274 increase in credit extended by our suppliers and vendors, net proceeds $2,207,432 from the private placement of our common stock in April 1999 and $99,172 in borrowing on our line of credit. At September 30, 1999, we had a cash balance of $40,452, a $90,259 decrease from December 31, 1998.

    For the year ended December 31, 1998, our operations provided $60,147 of cash as a result of the $7,438 net income for the period, which result included $94,519 of non-cash expenses. $29,614 of the cash provided by operations was invested in new property and equipment purchases and $4,742 was used to reduce capital lease obligations. At December 31, 1998, we had a cash balance of $130,711, a $25,791 increase from December 31, 1997.

    At December 31, 1998 and for the nine months ending September 30, 1999, we had no material commitments for capital expenditures.

    In March 1999, we entered into a letter of intent with the underwriter in connection with this public offering. The net proceeds of this offering, totalling approximately $8,225,000, should provide adequate working capital for us to enhance and, otherwise, stabilize cash flow during at least the 12 months of operations following the closing of this offering, such that any shortfalls between cash generated by operating revenues and costs will be covered by working capital. Although we prefer to retain our working capital in reserve, we may be required to expend part or all of these proceeds as financial demands dictate.

    Although it is uncertain that the market price of our shares of common stock will rise to a level at which the warrants may be exercised, in the event investors in this offering elect to exercise the warrants (not including the underwriter's over-allotment option or the underwriter's purchase option), we will receive proceeds of up to $11,000,000. We anticipate that the proceeds from the exercise of the warrants would be contributed to working capital. Nonetheless, we may at the time of exercise allocate a portion of the proceeds to any other corporate purposes. Accordingly, investors who exercise their warrants will entrust their funds to us.

    We are unable to predict the precise period for which this offering will provide financing, although we believe that we should have sufficient working capital to meet our cash requirements for the 12 months period following the date of this offering. Accordingly, we may need to seek additional funds through loans or other financing arrangements during this period of time. No such arrangements exist or are currently contemplated and we cannot be sure that they may be obtained in the future should the need arise.

    Pending utilization, we intend to make temporary investment of the net proceeds of this offering in insured, short-term, investment-grade, interest-bearing securities.

IMPACT OF INFLATION

    We do not believe that inflation has had a material adverse effect on our income since our inception. Increases in supplies or other operating costs may adversely affect our operations; however, we believe we may increase the prices of our products, systems and services to offset increases in operating costs.

SEASONALITY

    Based on our experience to date, we believe that our future operating results will not be subject to seasonal changes. Such effects, should they occur, may be apparent in our operating results during a period of expansion. However, we are not sure that our business and operations can be significantly expanded.

RECENTLY ISSUED ACCOUNTING PRINCIPLES

    See Note 1 of Notes to Financial Statements for recently issued accounting standards.

                                    BUSINESS

BUSYBOX.COM INC.

    busybox designs, develops, maintains, services, markets, sells and distributes digital imagery, including black and white and color still photographs, film footage and video, over the Internet to our business customers in the technology, media, entertainment, government, corporate and sports industries. We believe that our proprietary Java-based technology, combined with our component-based content programming, uniquely enables busybox to catalogue, manage, transact, deliver and reconcile digital images and video on the Internet. We also believe that our component-based programming is unique in the industry and provides a significant business opportunity for busybox when combined with the emerging and rapidly developing business-to-business Internet e-commerce marketplace.

    For the years ending December 31, 1997 and 1998, and for the nine months ending September 30, 1998 and 1999, all of our revenues were derived, directly or indirectly, from the Internet.

    For the years ending December 31, 1997 and 1998, and for the nine months ending September 30, 1998 and 1999, we spent $83,000, $258,242, $142,733 and
$358,242, respectively, on research and development activities.

    We intend to principally use the proceeds of this offering for operating costs and working capital, including business development, capital equipment, marketing and sales and mergers and acquisitions with complementary companies in an effort to significantly expand our business and operations. We also intend to use approximately $750,000 of the proceeds of this offering to further design and develop our principal Internet Web site into a state-of-the-art, enhanced fully interactive Web site to manage our emerging e-commerce on the Internet. We believe that our state-of-the-art, enhanced and fully interactive principal Web site will be implemented and fully operational within the approximately six months following the closing of this offering. We are not sure that the proceeds of this offering will enable us to expand our business and operations.

INTERNET STRATEGY

    WORLD WIDE WEB SITE  WWW.BUSYBOX.COM

    The Internet enables millions of people worldwide to have access to current news, media and information, create community among individuals with similar professional or personal interests and conduct business electronically. With this growth in the number of Internet users, the Internet is emerging as a mass communication and commerce medium, which offers advertisers and vendors certain advantages. The Internet permits advertisers to target specific demographic groups, measure the effectiveness of their advertising campaigns and revise them in response to real-time feedback. The Internet provides online merchants with the ability to reach a global audience and to operate with minimal infrastructure, reduced overhead and greater economies of scale, while providing customers with broad selection, increased pricing information and unparalleled convenience.

    We believe that our emphasis on the World Wide Web will enable us to realize significant savings in our operations. We believe that the proceeds of this offering combined with our value-added approach and expertise will allow us to compete effectively with other technology providers on the Internet by:

    - providing competitive prices and product inventory availability; and

    - enhancing and simplifying access to information, products and services.

    The Internet and commercial online services are emerging as significant global communications media enabling millions of people to share information and conduct business electronically. A number of factors have contributed to the growth in the Internet and commercial online services usage, including the large and growing installed base of advanced personal computers in the home and

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workplace, improvements in network infrastructure, easier, faster and cheaper access to the Internet and commercial online services, the introduction of alternative Internet access devices and increased awareness of the Internet and commercial online services among consumer and business users.

    The functionality and accessibility of the Internet and commercial online services have made them an increasingly attractive commercial medium by providing features that historically have been unavailable through traditional channels. For example, the Internet and commercial online services provide users with convenient access to large volumes of dynamic data to support their investment, purchase and other decisions.

    Online retailers are able to communicate effectively with customers by providing frequent updates of featured selections, content, pricing and visual presentations and provide tailored services by capturing valuable data on customer tastes, preferences, shopping and buying patterns. Unlike most traditional distribution channels, online retailers do not have the burden of managing and maintaining numerous local facilities to provide their services on a global scale. In contrast, online retailers benefit from the relatively low cost of reaching and electronically serving customers worldwide from a central location. Because of these advantages, an increasingly broad base of products and services are being sold online.

    Moreover, as the number of online content, commerce and service providers has expanded, strong brand recognition and strategic alliances have become critical to the success of such companies. Brand development is especially important for online retailers due to the need to establish trust and loyalty among consumers in the absence of face-to-face interaction. In addition, some online retailers have begun to establish long-term strategic partnerships and alliances with content, commerce and service providers to rapidly build brand recognition and trust, enhance their service offerings, stimulate traffic, build repeat business, take advantage of cross-marketing opportunities and create barriers to entry.

    In October 1999, busybox entered into a Business Advisory Agreement with Cascade Partners, L.L.C., a Santa Monica, California based investment firm which is principally owned and controlled by Matt Ward, a co-founder of Go2Net, Inc. (Nasdaq: GNET), a network of branded, technology- and community-driven Web sites. Go2Net, Inc. is principally owned and controlled by Vulcan Ventures, Inc., a Bellevue, Washington based investment firm owned and controlled by Paul Allen, a co-founder of Microsoft Corporation. Cascade Partners, L.L.C. provides business advisory and consulting services that include, but are not limited to: corporate structuring; e-commerce planning, development and operations; general business planning, development and operations; and mergers and acquisitions, and other business combinations. In September 1999, in consideration of its business advisory and consulting services, busybox issued 100,000 shares of its common stock to Cascade Partners, L.L.C. In addition, in September 1999, Matt Ward purchased 100,000 shares of the common stock of busybox for $200,000, or $2 per share.

    BUSINESS OPPORTUNITY

    Internet-delivered media content, including still photographs, film footage and video, offers certain business opportunities that are not generally available with respect to traditionally delivered media content. These business opportunities exist with respect to both information technology systems and non-IT systems, or more specifically, digital asset management systems and delivery systems, respectively. Traditional media content is analog, and is created, edited and archived using traditional analog systems. For example, traditional media content is produced with traditional film cameras, the film is edited manually by cutting and splicing, and the film is archived in storage facilities such as cabinets and climatized vaults. Internet-delivered media content is digital, and is created, edited and archived using recently developed digital information systems, also known as digital asset management systems. For example, Internet-delivered media content is produced with digital cameras not requiring film, the digital media is edited with editing software applications on both desktop and non-desktop computer systems and the media content is archived in computer data bases. Our use of newly

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developed information systems, or digital asset management systems, allows us to more efficiently and cost effectively create, edit and archive our media content. Traditional media content is delivered via traditional analog delivery systems such as film and video cassette. Internet-delivered media content is digital, and is delivered via digital delivery systems such as via the Internet and by satellite. Our use of the Internet allows us to more efficiently, cost-effectively and expediently deliver our media content to our customers.

    Currently available analog non-IT systems and government regulations limit the ability of television stations to broadcast beyond certain geographic areas. Televisions are not widely used in office buildings and other workplaces, where Internet access has become commonplace. Traditional business communication tools such as videoconferencing can be costly, non-targeted and inconvenient. In addition, traditional broadcasters are limited in their ability to measure or identify in real time the viewers of a program. By using the Internet, targeted streaming media content can be offered to a geographically dispersed audience of customers, suppliers, employees and stockholders at relatively low costs. Internet users can interact with the media content by responding to online surveys, voting in pools and obtaining additional information. In addition, Internet broadcasters can provide highly specific information about a program's audience to content providers, advertisers and users of Internet business services. The convergence of the Internet's capabilities and attributes has accelerated its acceptance as a business tool, leading to rapidly growing economic opportunities in Web-based advertising and business service offerings, including electronic commerce and real-time streaming video transmission, among others. Ultimately, in our view, the broadcasting of media content over the Internet will usher in the technological convergence of the computer and the television into a seamless multimedia medium.

    The Internet has grown rapidly in recent years, spurred by developments such as easy-to-use Web browsers, the availability of multimedia-enhanced personal computers, the adoption of more robust network architectures and the emergence of compelling Web-based content and commerce applications. The broad acceptance of the Internet Protocol standard has also led to the emergence of intranets and the development of a wide range of non-PC devices that allow users to access the Internet and intranets.

    The Internet's rapid evolution towards becoming a mass medium of information technology may be attributed to the accelerated pace of technological innovation, which has expanded the Web's capabilities and improved users' experiences. Most notably, the Internet has evolved from a mass of static, text-oriented Web pages and e-mail services to a much richer information environment, capable of delivering graphical, interactive and multimedia content information. Prior to the development of streaming media technologies, users could not playback video clips until the content was downloaded in its entirety. As a result, live Internet broadcasts were not possible. The development of streaming media products from companies such as Microsoft and RealNetworks, among others, enables the simultaneous transmission and playback of continuous "streams" of video content over the Internet and intranets. These technologies have evolved to deliver video over widely used narrow bandwidth modems, yet can scale in quality to take advantage of higher speed access that is expected to be provided by emerging broadband technologies.

    Our executive management team has more then 50 years of combined management experience in the digital media technology industry. Following the closing of this offering, we intend to grow internally and through acquisitions by capitalizing upon the significant consolidation opportunities available in the fragmented digital media technology industry. We will seek to make acquisitions that complement our established strengths and are likely to enhance our presence or allow us to establish a presence in a new market.

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DIGITAL MEDIA TECHNOLOGY INDUSTRY

    The digital media technology industry supplies digital images to a varied and growing customer base, ranging from individual consumers to major multinational corporations. Digital images are used to communicate messages in a wide variety of applications, including print, electronic and broadcast advertising, direct mail and marketing brochures, educational and training publications, books, magazines, newspapers, corporate communications and annual reports, motion pictures, broadcasting, CD-ROM products, Web sites, other on-line uses, sales and in-house presentations and various consumer uses.


    Visual content can be broadly divided into commissioned digital imagery and non-commissioned digital imagery. Commissioned images are commissioned from photographers and cinematographers by particular clients for a single predetermined application. Non-commissioned images are provided by agencies that maintain libraries of selected images which can be licensed for use by different customers for different purposes.


    We will be primarily active in the non-commissioned sector of the visual content industry. We believe that the market share of non-commissioned imagery has been increasing as the quality of images available from non-commissioned agencies has become comparable to the quality of commissioned images. Non-commissioned imagery typically offers the advantages of lower cost, immediate availability and the ability to preview an image for appropriateness prior to license.

    Non-commissioned images are commercially available from two types of providers:


    - agencies that license images for specific uses. These agencies offer and negotiate licenses that can be tailored for each image and customer application. Licenses typically grant a degree of exclusivity of use to licensees and impose restrictions on the permissible number of copies that can be made, the medium of reproduction or publication, uses by other parties and other factors, including the geographic area, duration and purpose of use; and



    - agencies that license images on a standard fee basis for multiple uses. These agencies offer images that can be used on a non-exclusive basis for virtually any purpose, pursuant to non-negotiable, shrink-wrap or point-and-click license agreements. Royalty-free agencies typically deliver imagery via CD-ROM products and, in some cases, the Internet.



    The visual content industry consists of several different types of still image content. The categories of content currently commercially available in the non-commissioned sector of the industry generally falls under contemporary or archival stock photography. Contemporary stock photography covers a wide variety of contemporary subjects, including lifestyles, families, business, science, health and beauty, sports, transportation, travel and the environment. Four major contemporary stock photography businesses include Corbis Corporation, Getty Images, The Image Bank, a division of Eastman Kodak, and Visual Communications Group. These businesses have historically supplied images to a customer base of commercial users. Archival photography consists of collections of images and illustrations covering well-known historic moments, people and places up to the present day, as well as images reflecting the history of society, entertainment, travel, industry and culture. Hulton Getty and the Bettmann Archive are two of the world's two largest privately owned collections of archival photography, owned by Getty Images and Corbis Corporation, respectively. Contemporary stock and archival footage are the film equivalents of contemporary stock photography and archival photography. These categories currently form growing, but still relatively small parts of, the visual content industry. Energy Film Library, owned by Getty Images, and The Image Bank are the two leading contemporary stock footage providers on a worldwide basis. News, current affairs, features and celebrity material consists of photographs or footage of specific events or the activities of well-known people. Participants in this segment of the industry include wire services and several general and specialist news and reportage agencies, including Gamma Liaison.


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    The visual content market supplies imagery to creative professionals in the visual communications industry, including graphic designers, art directors and art buyers at advertising agencies, marketing and communications professionals, Web and new media designers, newspaper, magazine, book, music and video publishers and broadcast and media production companies. In addition, new market segments are emerging, including business users, who are not graphic designers or other professional users of images, such as managerial and sales professionals, and small office/home office users, and potentially consumers.

    These customers use imagery in a variety of applications, including print, electronic and broadcast advertising, direct mail and marketing brochures, educational and training publications, books, magazines, newspapers, corporate communications and annual reports, motion pictures, broadcasting, CD-ROM products, web sites, other online uses, sales and in-house presentations and various consumer uses.

    We believe that there have been significant increases in recent years in the numbers of users and uses of images, partly as a result of a greater appreciation of the value of images for conveying, symbolizing and reinforcing marketing and editorial messages and partly as a result of a proliferation in communication channels, particularly via the Internet and in the cable and satellite broadcasting industry.

    We expect that the film footage and video sectors will continue to grow as technological developments in cable and satellite broadcasting and new media industries lead to a major increase in demand for stock and archival film footage and video, particularly on the Internet.

PLANS AND OPERATIONS

    The principal technologies utilized by busybox are those related to the digitization of images, the enhancement and compression of digitized images, the organization and management of our database of digitized images and customer profiles and technologies associated with customer interaction with Web sites including search functions, transaction-processing and downloading of images, which generate our current revenues. Our e-commerce systems can manage a large number of concurrent customer searches, as well as the process of accepting, authorizing and charging customer credit cards or accounts. We use a combination of our own proprietary technologies and commercially available equipment and licensed technologies. Our current plan is to license commercially available technology whenever possible rather than seek internally developed solutions. We have focused our internal development efforts on creating and enhancing the specialized software and processes related to enhancement and delivery of digitized still photography, film footage and video.

    Our Web sites and e-commerce systems are supported by a combination of software provided by Sun Microsystems, Apple Computer and others, as well as user interface software and other technologies developed by us. Our library of still photographs, film footage and video is managed in a Microsoft database environment. Image search tools employed by customers include technologies supplied by America Online and others.

    A group of system administrators and network managers monitor and operate our Web sites, network operations and transactions-processing systems. The reliable operation of our Web sites and transaction-processing systems is essential to sales over the Internet, and it is the job of the site operation staff to ensure, to the greatest extent possible, the uninterrupted operation of the Web sites and transaction-processing systems. We use the services of several Internet service providers, including AboveNet, ConXion, Exodus, Savvis and @Home, among others, to obtain connectivity to the Internet.

    Each still photograph added to our Web site is digitized at the highest practical resolution. Film footage and video added to our Web site is digitized at broadcast quality resolution at our facilities. Our digital media assets, including still photographs, film footage and video, are edited and processed for editorial and intellectual property attribution using our innovative application of widely accepted

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Internet protocol standards. This pioneering approach to digital media asset management enhances the commercial and intellectual property value of the digital assets.

    From our Web sites, customers can access a variety of value-added products and services, including searchable catalogues, shopping carts, service and support functions, promotions, community features and personalized service areas.

    To purchase and download still photographs, film footage and video from our Web sites, customers are guided through a proven and user-friendly secure e-commerce process starting with "checkout" and concluding with "order confirmation and receipt." A typical first-time customer is guided through three steps including:

    - checkout;

    - account creation; and

    - review order.

The first step, checkout, allows the customer to view the items selected for purchase. The second step, account creation, allows the user to securely set up a credit card account. Account information is encrypted while in transit using industry-standard SSL protocol. The third step, review order, is the customer's final opportunity to review order information prior to purchase. Once an order is processed, the customer receives an e-mail confirmation and receipt with the order number and respective download options. As an added benefit, all customers have secure access to their transaction history.

    Our product offering is downloaded or streamed electronically from our Web sites. Compressed high-resolution photographs at an average file size of 2.5 megabytes require a download time of approximately six minutes with a standard 56Kb modem and approximately 13 seconds with a T-1 access line. Uncompressed broadcast quality film footage clips at an average file size of 100 megabytes require a download time of approximately 9.4 minutes with a T-1 access line. Consumer video is compressed and streamed real-time at varying bandwidth depending on user preferences based on the speed of the customer's Internet connection.

    We intend to establish a key accounts sales force that targets video and communications professionals in the technology, media, entertainment, government, corporate and sports industries. We maintain domestic direct sales personnel in San Francisco and New York. The key accounts sales force also includes technical support staff and trainers who assist with both pre- and post-sales support.

    We believe that our ability to establish and maintain long-term relationships with our customers and encourage repeat visits and purchases depends, in part, on the strength of our customer service and technical support teams. We also believe that a consistent and high level of support is central to the adoption and successful utilization of our products and services. Our customer service and technical support center is based out of our San Francisco headquarters and consists of a team with a broad knowledge of our product offering, as well as expertise in digital content creation. Our customer service and technical support group provides assistance in several languages and offers support via telephone, electronic mail, facsimile and the Internet.

    We believe that a number of technological advances have contributed to recent developments in the digital visual content industry and to increased demand for digital black and white and color still photographs, film footage and video. There have been significant increases in the use of the Internet, both as a medium for communications and as a platform for commercial transactions. This increased use of the Internet has resulted in growth in commercial promotion and advertising in Websites and other online communications, which, in turn, has contributed to an increase in demand for and use of digital photographs, film footage and video. In addition, the Internet provides a new more efficient means of marketing and distributing digital photographs, film footage and video. The significant increase in the availability of high-speed and broadband Internet connectivity makes customized access to multimedia content readily available and affordable for commercial and residential customers.

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Faster, low-cost desktop computers, color displays, storage and memory devices, and related compression technologies have made it possible for users to create, edit and distribute high-quality digital photographs, film footage and video. Developments in software applications and tools for complete digital content creation and playback have enabled personal computer users to create, enhance, manipulate, edit and view digital content.

    We believe that the digital visual content industry will continue to develop and significantly expand as a result of several factors, including:

    - continuing proliferation of digital content creation and playback applications and the increasing use of digital media to communicate and convey messages in the publishing, film, video and broadcast industries;

    - the continuing shift in broadcast economics from single purpose commissioned media to centralized non-commissioned repositories of digital content which continues to drive down the price of digital content to within reach of the consumer;

    - continued evolution in Internet use and commerce and the development and commercialization of new technologies in the areas of digital content creation and playback, facilitating use by both professionals and consumers; and

    - continuing consolidation in the industry, which will benefit well capitalized, technology-enabled companies with a global reach.

    We currently generate licensing revenues only from the digital visual content professional market. However, we expect to generate significant additional advertising and e-commerce revenues by providing digital video entertainment programming over the Internet. We intend to license entertainment programming from studios, broadcast networks, cable networks, syndicators and others for replay on the Internet. The nature of the programming we intend to license will be targeted to specific viewing audiences, i.e., specific demographics and psychographics. We will offer this programming within a video on demand and near video on demand environment. We intend to license this programming on a barter basis. Barter licensing involves a reciprocal exchange of advertising spots between the licensee and licensor. We are currently in discussions with Interpublic Group and Pearson TV for such programming under these terms. We intend to fill our advertising spot inventory with sponsorships with those products and services specific to the programming content.

    An additional revenue channel unique to Internet-delivered entertainment programming is e-commerce. Through our proposed licensing of "hot-spot" technology together with our fulfillment capabilities used in our professional digital content business, we expect to offer an end-to-end solution whereby viewers of Internet-delivered entertainment programming can purchase products featured in the programming. We expect to receive a commission against the gross purchase price of all such purchases.

    This interactive entertainment programming will be post-produced at our facilities in San Francisco, where we will create e-commerce enabled interactive versions of the programs we license. By using hot-spot technology we will activate objects in the streaming video, which when activated by the viewer at his personal computer allows the viewer to click directly on the video program to navigate from segment to segment, stop the program to get additional information on a featured product or service and make secure online purchases using the same technology employed in our professional digital content businesses. This technology will provide us with a vehicle to produce and distribute a new kind of interactive viewing experience. Viewers will have access to a unique video and content not available in the television version of the program.

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MARKETING AND SALES

    A principal customer of busybox is Corbis Corporation, a Bellevue, Washington based interactive, digital image company owned by William H. Gates, III, a co-founder of Microsoft Corporation. Corbis Corporation owns one of the world's largest collections of digitized visual content, with approximately 1.3 million photos, prints and other images reproduced in digital form, and is one of the world's preeminent commercial providers of digital content. In May 1998, busybox entered into an agreement for services with Corbis Corporation whereby we were responsible for the design, development and implementation of a digital image catalogue within the Corbis Internet Web site (www.corbisimages.com) for the sum of $165,000. Also, in May 1998, busybox entered into an automatically renewable maintenance agreement with Corbis Corporation whereby we were responsible to operate, maintain, monitor and service the digital image catalogue that we designed and developed for Corbis Corporation, on a 24-hour basis, including, but not limited to:

    - Internet operations;

    - e-commerce operations;

    - image processing;

    - image and product updates;

    - bug fixes;

    - Corbis-requested changes; and

    - enhancements and backup options.

Corbis Corporation paid us $10,000 per month for our maintenance and services, plus $150 per hour for development services, $75 per hour for non-development services, plus our expenses. Our maintenance agreement with Corbis Corporation was concluded by mutual agreement in October 1999 when the Corbis royalty-free catalogue that busybox designed, developed and implemented was integrated into Corbis' Web site www.corbisimages.com. Our relationship with Corbis Corporation remains good and, in October 1999, busybox began negotiations with Corbis Corporation relating to a more comprehensive business relationship with Corbis, which may include certain of our business-to-business Internet e-commerce digital video technologies and services. However, we can make no assurances that our negotiations will result in any business relationship with Corbis Corporation.

    Other principal customers of busybox include Visual Communications Group Limited and its subsidiary FPG International LLC (Freelance Photographers' Guild), which are owned by United News & Media plc, a major London, England based media firm with interests in business services, consumer publishing, broadcasting and entertainment. Visual Communications Group is a major worldwide producer and distributer of stock photography for the advertising, design, press, publishing and business-to-business markets. Visual Communications Group's catalogue offers more than six million images. FPG International is one of the largest and most recognized stock photography agencies in the world. FPG International's collection contains millions of images of all subjects and styles and adds approximately 100,000 new images every year. In June 1996, busybox and Visual Communications Group entered into a master agreement for services, and in April 1998 the parties entered into a revised master agreement for services. Pursuant to these agreements busybox provides Web development, hosting and maintenance services to Visual Communications Group and its subsidiary FPG International. These services included the development of online, e-commerce enabled digital image catalogues and directories for sites including www.stockdirect.com and www.fpg.com. Busybox continues to provide monitoring, hosting, and maintenance services for these sites, for which busybox receives $38,350 per quarter, plus expenses. In October 1998, busybox and Visual Communications Group entered into a representation agreement for busybox to represent on the Internet a digital image and video catalogue of Visual Communications Group at www.planet-earth-pictures.com, the prototype of which was launched in January 1998, the commercial release of which is expected in early 2000. Busybox receives 40% of the receipts from the sale and licensing of digital images and video through www.planet-earth-pictures.com.

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    Another principal customer of busybox is the National Basketball Association
("NBA"), for whom we have developed a proprietary agent technology which monitors Web related intellectual property rights, among other services. The NBA pays us $300 per hour, plus our expenses, for our technical development, operations and maintenance services of its Internet Web site on a requirements basis pursuant to an oral agreement. The NBA has been a customer of ours since 1996, and our relationship with the NBA remains good.

    In October 1999, busybox began negotiations with United Wildlife, a wholly owned division of United News & Media plc, for busybox to exclusively represent on the Internet a digital video catalogue comprised of footage from Partridge Films and Survival Anglia, two of the world's preeminent wildlife footage archives. However, we can make no assurances that these negotiations will result in any business relationship with United Wildlife.

    In December 1999, busybox began negotiations with Apple Computer, Inc. (Nasdaq NMS: AAPL) a Cupertino, California based computer company, to provide digital video content to Apple's consumer and business user base through an online catalog using our technology and architecture. The proposed online catalogue will offer Apple's users a searchable library of digital video clips for online purchase and download, as well as online purchase of digital video compact disc and digital video disc titles. However, we can make no assurances that these negotiations will result in any business relationship with Apple Computer. Inc.

    In January 2000, busybox entered into an agreement with M2 Software Equity, LLC, a Los Angeles, California based digital video distribution company, for the distribution of our digital video library through M2's distribution network. busybox shall receive up to 40 percent of the revenues generated under the distribution agreement in the use of our content. M2's distribution network includes leading digital media software and content providers including Corbis Corporation, Avid, Eyewire, Hot Shots, Cool Cuts, Digital Vision, among others. The length of the distribution agreement is unspecified and the revenue stream is expected to begin in the first quarter of 2000.

    For the year ended December 31, 1998, Visual Communications accounted for 47 percent of our revenues and Corbis Corporation accounted for 28 percent of our revenues. Visual Communications accounted for 81 percent of our accounts receivable for this same period.

    We currently market and sell black and white and color digital photographs to our customers in the technology, media, entertainment, government, corporate and sports industries. We will additionally market and sell digital film footage and video over the Internet to our customers in the technology, media, entertainment, government, corporate and sports industries. We currently drive traffic to our Web site through a combination of promotional strategies including advertising, direct and electronic mail, promotional bundles and public relations. We have engaged a public relations firm to achieve the following: (i) gain market advantage by establishing the perception that we are a significant segment leader in digital content, (ii) position our executives as significant leaders, thinkers and influencers in the digital content market; and
(iii) leverage our status to extend and enhance relationships with our customers.

    We intend to build points of presence by cross-promoting the entertainment programming available through busybox in the cable and broadcast distribution channels and networks. We expect by means of this cross-promotion to drive traffic to and build brand awareness of our Web site. We believe that through this cross-promotion strategy we will create awareness and build a significant entertainment programming portal and entertainment network.

    Our sales and marketing efforts are also designed to promote the busybox brand and our digital media programming and services. We intend to utilize traditional media vehicles for marketing and promotional purposes, including television and print advertisements, as well as marketing arrangements with other leading Web sites, gateway ads on our Web sites and e-mail newsletters.

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    We also intend to exchange banner ads with high traffic Web sites such as
Infoseek, Tripod, Talk Cities, Go2Net, CBS SportsLine, Music Boulevard, Games Domain and Lycos. We currently have not entered into any agreements to exchange banner ads with such companies. We intend to use these opportunities to highlight our special programming events and drive traffic to revenue generating opportunities. The banner ads would also be used to promote business services customers' events in order to attract larger audiences. We intend to extend brand awareness on the Web by requiring that our logo and distinctive "view button" be placed prominently on the Web pages of broadcast partners. We also intend to use a number of search engines and live events guides such as CNET Events, Yahoo! Events, NetGuide Live, Microsoft's Netshow Gallery and Your Personal Net. We currently have not entered into any agreements to use the search engines and live events guides with such companies.

INTELLECTUAL PROPERTY RIGHTS

    We intend to file patent, trademark and copyright applications related to certain aspects of our technology, products and services, as appropriate. If patents, trademarks or copyrights were to be issued, there can be no assurance as to the extent of the protection that will be granted to us as a result of having such patents, trademarks or copyrights or that we will be able to afford the expenses of any complex litigation which may be necessary to enforce our proprietary rights. Failure of our patent, trademark and copyright applications may have a material adverse impact on our business. Except as may be required by the filing of patent, trademark and copyright applications, we will attempt to keep all other proprietary information secret and to take such actions as may be necessary to insure the results of our development activities are not disclosed and are protected under the common law concerning trade secrets. Such steps will include the execution of nondisclosure agreements by key personnel and may also include the imposition of restrictive agreements on customers of our technology and services. We are not sure that the execution of such agreements will be effective to protect us, that we will be able to enforce the provisions of such nondisclosure agreements, or that technology and services and other information acquired by us pursuant to its development activities will be deemed to constitute trade secrets by any court of competent jurisdiction.

GOVERNMENT REGULATION

    Although there are currently few Federal and state laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as licensing, broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. It is possible that governments will enact legislation that may be applicable to us in areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. The majority of such laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any such export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure, which may have a material adverse effect on our business, results of operations and financial condition.

    By distributing content over the Internet, we face potential liability for claims based on the nature and content of the materials that we distribute, including claims for defamation, negligence or copyright, patent or trademark infringement, which claims have been brought, and sometimes successfully litigated, against Internet companies. Our general liability insurance may not cover potential claims of this type or may not be adequate to indemnify us for any liability that may be imposed. Any liability not covered by insurance or in excess of insurance coverage may have a material adverse effect on our business, operating results and financial condition.

COMPETITION

    The market for Internet technologies and services is highly competitive and we expect that competition will continue to intensify. We compete with:

    - other Web sites, portals and Internet companies to acquire and provide content to attract users;

    - Internet broadcasters;

    - online services, other Web site operators and advertising networks, as well as traditional media such as television and print, for a share of advertisers' total advertising budgets; and

    - local television stations and national television networks for sales of advertising spots. We are not sure that we will be able to compete successfully or that the competitive pressures faced by us, including those described below, will not have a material adverse effect on our business, operating results and financial condition.

    Competition among Web sites and portals that provide compelling content, including digital media content, is intense and is expected to increase significantly in the future. We compete with a variety of businesses that provide media content through one or more mediums, such as print, television, cable television and the Internet. Traditional media companies that have not established a significant presence on the Internet may expend resources to establish such a presence in the future. We compete generally with other content providers for the time and attention of users and for advertising revenues. To compete successfully, we must license and then provide sufficiently compelling and popular content to generate users, support advertising intended to reach such users and attract business and other organizations seeking Internet and distribution services. We believe that the principal competitive factors in attracting Internet users include the quality of service and the relevance, timeliness, depth and breadth of content and services offered. In the market for Internet distribution of radio and television broadcasts, we compete with ISPs, television stations and networks that originate their own Internet broadcasts. We also compete for the time and attention of Internet users with thousands of Web sites operated by businesses and other organizations, individuals, governmental agencies and educational institutions. For example, certain Web sites may provide a collection of links to other Web sites with digital streaming media content. We expect competition to intensify and the number of competitors to increase significantly in the future. In addition, as we expand the scope of our content and services, we will compete directly with a greater number of Web sites and other media companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for us to anticipate which companies are likely to offer competitive technologies and services in the future.

    We also compete with companies that provide Internet services to businesses and other organizations. Principal competitive factors include price, transmission quality, transmission speed, reliability of service, ease of access, ease of use, customer support, brand recognition and operating experience. Our current and potential competitors may have significantly greater financial, technical and marketing resources, longer operating histories and greater brand recognition. Companies that provide media streaming software may also enter the market for Internet services. If media streaming technology and backbone bandwidth becomes more readily available to companies at low prices, our customers may decide to broadcast their own programming. In particular, local exchange carriers, ISPs and other data communication service providers may compete in the future with a portion of or all of our business services as technological advancements facilitate the ability of these providers to offer effectively these services. We are not sure that we will be able to compete successfully against current or future competitors for Internet services.

    We also compete with online services, other Web site operators and advertising networks, as well as traditional media such as television and print for a share of advertisers' total advertising budgets. We believe that the principal competitive factors for attracting advertisers include the number of users accessing our Web sites, the demographics of our users, our ability to deliver focused advertising and interactivity through our Web sites and the overall cost-effectiveness and value of advertising offered by us. There is intense competition for the sale of advertising on high-traffic Web sites, which has resulted in a wide range of rates quoted by different vendors for a variety of advertising services, making it difficult to project levels of Internet advertising that will be realized generally or by any specific company. Any competition for advertisers among present and future Web sites, as well as competition with other traditional media for advertising placements, could result in significant price competition. We believe that the number of companies selling Web-based advertising and the available inventory of advertising space have recently increased substantially. Accordingly, we may face increased pricing pressure for the sale of advertisements. Reduction in our Web advertising revenues may have a material adverse effect on our business, operating results and financial condition.

    We also compete for traditional media advertising sales with national television networks, as well as local television stations. Television content providers and national television networks may have larger and more established sales organizations than us. These companies may have greater name recognition and more established relationships with advertisers and advertising agencies than us. Such competitors may be able to undertake more extensive marketing campaigns, obtain a more attractive inventory of ad spots, adopt more aggressive pricing policies and devote substantially more resources to selling advertising inventory. Our traditional media advertising sales efforts depend on our ability to obtain an inventory of ad spots across the television markets. If we are unable to obtain such inventory, it may have a material adverse effect on our business, operating results and financial condition.

EMPLOYEES

    As of the date of this prospectus, we have a total of 19 employees, all of whom are full time employees. Of the total number of employees, three are engaged in our management, two are engaged in administrative and technical support and services, seven are engaged in technology and product development, six are engaged in marketing and sales and one is engaged in administration and finance. Following the closing of this offering, we intend to hire approximately five additional employees, three in technology and product development, one in marketing and sales and one in administration and finance. Our future success depends in significant part upon the continued service of our key technical and senior management personnel and our continuing ability to attract and retain qualified technical and managerial personnel. Competition for qualified technical personnel is highly intense and there can be no assurance that we will be able to retain our technical and managerial employees or that we will be able to attract and retain additional qualified technical and managerial personnel in the future. None of our employees is represented by labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

    The rapid execution necessary for us to fully exploit the market window for our products and services requires an effective planning and management process. Our growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. To manage our growth, we must continue to implement and improve our operational and financial systems and to expand, train and manage our technical employee base. For example, we are currently in the process of building our internal technical product development and support organization. Although we believe that we have made adequate allowances for the costs and risks associated with this expansion, there can be no assurance that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to fully exploit the market window for our products and services. If we are unable to manage growth effectively, our business, operating results and financial condition may be materially adversely affected.

FACILITIES

    Our principal executive offices currently occupy approximately 4,000 square feet of an office building located at 701 Battery Street, Third Floor, San Francisco, California 94111, and our telephone number is (415) 283-1811. We currently lease our offices pursuant to a two-year lease agreement, which expires in December 2000, for approximately $6,000 per month. The lease agreement also requires us to pay certain taxes and expenses associated with the offices. We believe that our facilities are suitable and adequate for our current operations. We intend to increase our leased office space to approximately 10,000 square feet under a multi-year lease agreement for approximately $25,000 per month following the closing of this offering.

                                   MANAGEMENT

    The officers and directors of busybox are as follows:

              NAME                                   TITLE
---------------------------------  -----------------------------------------
Patrick A. Grotto                  Chairman of the Board, Chief Executive
                                    Officer

Robert S. Sherman                  President, Chief Operating Officer,
                                    Director

Rosanne Esposito                   Executive Vice President

Todd L. Carter                     Vice President, Chief Technology Officer

Jon M. Bloodworth, Esq.            Vice President, General Counsel,
                                    Secretary, Director

Mark B. Leffers, C.P.A.            Vice President, Treasurer, Controller,
                                    Chief Financial Officer

Peter A. Seligmann, Ph.D. (hon.)   Director

Michael H. Glawe, Esq.             Director

    Each of our directors hold office for a period expiring December 2000. At present, our By-laws provide for not less than one director nor more than nine directors. Currently, there are five directors. The By-laws permit the board of directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the board of directors. There are no family relationships among any officers or directors. The officers devote full time to our business.

    The principal occupation and business experience for each officer and director of busybox for at least the last five years are as follows:

    PATRICK A. GROTTO, 51, has been chairman of the board and chief executive officer of busybox since April 1999, and from December 1998 to April 1999 was president, chief executive officer and a director of busybox. Mr. Grotto has substantial executive management, marketing and sales, and investment banking experience. From 1990 to 1992, Mr. Grotto was president of EDT, Incorporated, a Maryland based network software company. In 1991, GTE named Mr. Grotto "Entrepreneur of the Year" in connection with his business relationship with such firm. From 1992 to 1997, Mr. Grotto was president and chief executive officer of AGS Financial Corporation, a New York based investment banking firm that was sold to a Fortune 1000 company in 1997. From 1997 to 1998, Mr. Grotto was president and chief executive officer of Royal Oak Holdings, LLC, a Maryland based investment banking firm. Since December 1998, Mr. Grotto has been instrumental in the organization, development and promotion of busybox. Mr. Grotto holds a B.S. degree from Loyola University (Chicago).

    ROBERT S. SHERMAN, 45, has been president. chief operating officer and a director of busybox since November 1999. Mr. Sherman has substantial executive management, international business development, digital media and media licensing experience. From 1990 to 1994, Mr. Sherman was vice president of operations for the JLR Group, Inc., a Massachusetts based software consulting firm specializing in retail software development, documentation and multimedia production for major technology companies. From 1994 to 1997, Mr. Sherman was vice president of business development for Energy Film Library, a Los Angeles based leading global stock footage licensing and production company. Mr. Sherman was instrumental in Energy Film's pioneering on-line media initiative with Pacific Bell and Sprint. In 1997, Mr. Sherman was a key participant in the preparation and sale of Energy Film to Getty Images, Inc. (Nasdaq: GETY), a Seattle based leader in e-commerce and one of the largest international providers of visual content. From 1997 to 1999, Mr. Sherman continued as vice president of business development for the Energy Film brand at Getty Images directing broadcast and corporate sales, international development, new product development and business affairs. Mr. Sherman was also a member of Getty Images' corporate strategic relations team and was active in corporate mergers and acquisitions. Since November 1999, Mr. Sherman has been instrumental in the organization, development and promotion of busybox.

    ROSANNE ESPOSITO, 44, is a co-founder of busybox and has been an executive officer and a director of busybox since 1995. Since October 1999, Ms. Esposito has been executive vice president of busybox. Ms. Esposito has substantial executive management, image-based software development and marketing and sales experience. From 1991 to 1995, Ms. Esposito was a founder and product manager of Digital Arts and Science, Inc., an Alameda, California based software developer of image-based archiving applications. Since 1995, Ms. Esposito has been instrumental in the organization, development and promotion of busybox.
Ms. Esposito holds a B.S. degree from Temple University and a M.A. degree (equivalent) from Trinity College (Ireland).

    TODD L. CARTER, 36, is a co-founder of busybox and has been vice president and chief technology officer of busybox since 1995. Mr. Carter has substantial image-based software development and digital technology experience. From 1993 to 1994, Mr. Carter was the technology development director of PressLink, Inc., a Washington, D.C. area based Knight-Ridder digital content distribution company. Since 1995, Mr. Carter has been instrumental in the organization, development and promotion of busybox. Mr. Carter is fluent in French. Mr. Carter attended the Universities of Michigan and Massachusetts and the University of Dijon (France).

    JON M. BLOODWORTH, ESQ., 41, has been a vice president, general counsel, secretary and a director of busybox since 1995. Mr. Bloodworth has substantial executive management, finance and corporate legal experience. From 1994 to 1998, Mr. Bloodworth was president and chief executive officer of Koyosha Graphics of America, Inc., a San Francisco, California based software graphics company. Since 1995, Mr. Bloodworth has been instrumental in the organization, development and promotion of busybox. Mr. Bloodworth is fluent in German and Japanese. Mr. Bloodworth holds a B.A. degree from the University of California (Berkeley) and a J.D. degree from Golden Gate University School of Law.

    MARK B. LEFFERS, C.P.A., 38, has been a vice president, treasurer, controller and chief financial officer of busybox since December 1998. From 1993 to 1997, Mr. Leffers was a manager of Beatty, Satchell and Company, LLC, a Maryland based independent certified public accounting firm. From 1997 to 1998, Mr. Leffers was a vice president and chief financial officer of NewsReal,Inc., a Maryland based Soros Fund Management Company, where he lead the buy-out of the business news and information division from Infoseek, a Top Five Internet search engine and Nasdaq-listed company. Since December 1998, Mr. Leffers has been instrumental in the organization, development and promotion of busybox. Mr. Leffers holds a B.S. degree from the University of Virginia.

    PETER A. SELIGMANN, PH.D. (HON.), 48, has been a director of busybox since December 1998. Mr. Seligmann has substantial executive management and international advisory experience. Since 1987, Mr. Seligmann has been a co-founder, chairman of the board and chief executive officer of Conservation International, one of the world's leading conservation organizations, based in Washington, D.C., which pioneers innovative conservation policies that are economically sound, scientifically based and culturally sensitive, with private and public projects and partnerships in more than 20 regions of the world.
Mr. Seligmann is a member of the advisory councils of the Jackson Hole Land Trust, Ecotrust and the Japanese Keidanren's Nature Conservation Fund.
Mr. Seligmann holds a B.S. degree from Rutgers University, a M.S. degree from Yale University and a Ph.D. (hon.) degree from Michigan State University.

    MICHAEL H. GLAWE, ESQ., 51, has been a director of busybox since December 1998. Mr. Glawe has substantial executive management, international corporate advisory and legal experience. Since 1995, Mr. Glawe has been a member of the board of directors of UAL Corp., the Chicago based parent company of United Airlines, Inc., the world's largest airline and the largest employee owned company in the world, and chairman of the Air Line Pilot's Association. Mr. Glawe is a United Airlines DC-10 captain and has been a pilot for United since 1978. Mr. Glawe is a former decorated commissioned officer and aviator in the U.S. Air Force. Mr. Glawe is also a member of the board of directors of Conservation International, one of the world's leading conservation organizations. Mr. Glawe holds a B.S. degree from the United States Military Academy (West Point) and a J.D. degree from Northern Illinois University College of Law.

REMUNERATION

    EXECUTIVE COMPENSATION


    The following table sets forth remuneration in excess of $100,000 that we paid in fiscal years ended December 31, 1999, 1998 and 1997 to the officers and directors of busybox:


                                                                               SUMMARY COMPENSATION TABLE (1)(2)(3)
                                                                           ---------------------------------------------
                                                                                                               OTHER
NAME OF INDIVIDUAL OR NUMBER                                                                                   ANNUAL
    OF PERSONS IN GROUP                  POSITION WITH BUSYBOX               YEAR      SALARY     BONUS     COMPENSATION
----------------------------  -------------------------------------------  --------   --------   --------   ------------
Patrick A. Grotto             Chairman of the Board, Chief Executive        1999      $175,000   $87,500            --
                               Officer                                      1998         --        --               --
                                                                            1997         --        --               --

Robert S. Sherman             President, Chief Operating Officer,           1999      $ 29,167   $14,503            --
                               Director                                     1998            --        --            --
                                                                            1997            --        --            --

Rosanne Esposito              Executive Vice President                      1999      $125,000   $62,500            --
                                                                            1998      $ 57,905   $10,000       $ 6,000
                                                                            1997      $  6,000     --          $49,000

Todd L. Carter                Vice President, Chief Technology Officer      1999      $125,000   $62,500            --
                                                                            1998      $ 68,514   $10,000            --
                                                                            1997      $  7,000     --          $42,800

Jon M. Bloodworth, Esq.       Vice President, General Counsel, Secretary,   1999      $150,000   $75,000            --
                               Director                                     1998      $  1,800     --          $38,000
                                                                            1997         --        --               --

Mark B. Leffers, C.P.A.       Vice President, Treasurer, Controller,        1999      $125,000   $62,500            --
                               Chief Financial Officer                      1998         --        --               --
                                                                            1997         --        --               --

------------------------

(1) busybox has agreed to purchase key-man term life insurance on Messrs. Grotto, Sherman, Esposito and Carter in the amount of $1 million each prior to the closing of this offering. busybox will be the owner and beneficiary of such life insurance policies.


(2) In the fiscal year ended December 31, 1999, the officers of busybox received additional remuneration as part of an overall group insurance plan providing health, life and disability insurance benefits for employees of busybox. The amount allocable to each individual officer cannot be specifically determined, but, in any event, did not exceed $25,000 as to each individual.


(3) The officers of busybox are each entitled to an annual bonus equal to 50 percent of the salary provided under an employment agreement. Each outside director is entitled to receive a fee of $2,500 plus expenses incurred in personally attending meetings of the board of directors. The members of the board of directors intend to meet at least quarterly during our fiscal year, and at such other times duly called. We presently have two outside directors.

    EMPLOYMENT AGREEMENTS

    busybox has entered into employment agreements ("Agreements") with Messrs. Grotto, Esposito, Carter, Bloodworth and Leffers dated as of January 1, 1999. busybox has also entered into an Agreement with Robert Sherman dated as of October 20, 1999. The Agreements will expire on December 31, 2001. The current annual salaries under the Agreements are $175,000, $175,000, $125,000, $125,000,
$150,000 and $125,000, respectively. The salaries under the Agreements may be increased to reflect annual cost of living increases and may be supplemented by discretionary merit and performance increases as determined by the board of directors. Messrs. Grotto, Sherman, Esposito, Carter, Bloodworth and Leffers are each entitled to an annual bonus equal to 50 percent of the salary provided under his Agreement.

    The Agreements provide, among other things, fringe benefits for participation in an equitable manner in any profit-sharing, retirement plan or insurance benefits for employees or executives and for participation in other employee benefits applicable to employees and executives. The Agreements also contain benefits in the event of disability that provide for the payment of 60 percent of salary and bonus during the balance of the employment term. The Agreements also contain non-compete provisions that provide that the employee may not compete, directly or indirectly, with busybox during the employment term and for a period of two years thereafter. However, state courts may determine not to enforce, or only partially enforce, non-compete clauses in emploent agreements.

    Employment under the Agreements may be terminated with cause or by the executive with or without good reason. Termination by busybox without cause, or by the executive for good reason, would subject us to liability for liquidated damages in an amount equal to the terminated executive's current salary and a PRO RATA portion of their bonus for the remaining term of the Agreement, payable in a lump sum cash payment, without any set-off for compensation received from any new employment. In addition, the terminated executive would be entitled to continue to participate in and accrue benefits under all employee benefit plans and to receive supplemental retirement benefits to replace benefits under any qualified plan for the remaining term of the Agreement to the extent permitted by law.

LIMITATION ON LIABILITY OF DIRECTORS


    As permitted by Delaware law, our certificate of incorporation includes a provision which provides that a director of busybox shall not be personally liable to busybox or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for:



    - any breach of the director's duty of loyalty to busybox or its stockholders;



    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;



    - the unlawful payment of dividends or the unlawful repurchase or redemption of stock; or



    - any transaction from which the director derives an improper personal benefit.


    This provision is intended to afford directors protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of busybox will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of busybox or any stockholder to obtain an injunction or any other type of nonmonetary relief in the event of a breach of fiduciary duty. Our management believes this provision will assist us in securing and retaining qualified persons to serve as directors. We are unaware of any pending or threatened litigation against us or our directors that would result in any liability for which such director would seek indemnification or similar protection.

    Such indemnification provisions are intended to increase the protection provided directors and, thus, increase our ability to attract and retain qualified persons to serve as directors. We currently maintain a liability insurance policy for the benefit of our directors. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. We also believe that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors may result in overcautious and less effective direction and management of busybox.


    The provisions affecting personal liability do not abrogate a director's fiduciary duty to busybox and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of busybox and those of the director, or for violations of the Federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of busybox.



    The provisions regarding indemnification provide, in essence, that busybox will indemnify our directors against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director, including actions brought by or on behalf of busybox. The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud or dishonesty, for short-swing profits violations under the Federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance.


    The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause busybox to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Although we have procured directors liability insurance coverage, there is no assurance that it will provide coverage to the extent directors would be indemnified and, in such event, we may be forced to bear a portion or all of the cost of the director's claims for indemnification. If we are forced to bear the costs for indemnification, the value of our stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

    busybox intends to indemnify its officers and directors to the full extent permitted by Delaware law. Under Delaware law, a corporation may indemnify its agents for expenses and amounts paid in third party actions and, upon court approval in derivative actions, if the agents acted in good faith and with reasonable care. A majority vote of the board of directors, approval of the shareholders or court approval is required to effectuate indemnification.


    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling busybox, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by busybox of expenses incurred or paid by an officer, director or controlling person of busybox in the successful defense of any action, suit or proceeding, is asserted by such officer, director or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding our common stock owned on the date of this prospectus and, as adjusted, to reflect the sale of shares offered by this prospectus, by (i) each person who is known by busybox to own beneficially more than five percent of our common stock; (ii) each of our officers and directors; and (iii) all officers and directors as a group:

                                                                                          PERCENTAGE OF SHARES
                                                                                         -----------------------
                                                                              NUMBER      BEFORE       AFTER
NAME AND ADDRESS (1)                               POSITION WITH BUSYBOX     OF SHARES   OFFERING   OFFERING (2)
--------------------                             --------------------------  ---------   --------   ------------
Patrick A. Grotto..............................  Chairman of the Board,        325,000     5.23         3.96
                                                   Chief Executive Officer

Robert S. Sherman..............................  President, Chief Operating    200,000     3.22         2.44
                                                   Officer, Director

Rosanne Esposito...............................  Executive Vice President      900,000    14.49        10.96

Todd L. Carter.................................  Vice President, Chief         900,000    14.49        10.96
                                                   Technology Officer

Jon M. Bloodworth, Esq.........................  Vice President, General       450,000     7.25         5.48
                                                   Counsel, Secretary,
                                                   Director

Mark B. Leffers, C.P.A.........................  Vice President, Treasurer,    200,000     3.22         2.44
                                                   Controller, Chief
                                                   Financial Officer

Peter A. Seligmann, Ph.D. (hon.)...............  Director                      100,000     1.61         1.22

Michael H. Glawe, Esq..........................  Director                      100,000     1.61         1.22

All Officers and Directors
  as a Group (8 persons).......................                              3,175,000    51.13        38.67

------------------------

(1) c/o busybox.com, inc., 701 Battery Street, Third Floor, San Francisco, California 94111.

(2) Does not include the exercise of up to 2,000,000 warrants in this offering. Each warrant entitles the holder to purchase one share of common stock at $5.50 per share during the five-year period commencing on the date of this prospectus. The warrants are redeemable upon certain conditions. If the warrants are exercised, we will receive proceeds of up to $11,000,000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    busybox was incorporated in Delaware in October 1995. We have authorized capital of 25,000,000 shares of common stock, $.01 par value. We have 6,210,000 shares of common stock issued and outstanding prior to this offering.


    In December 1995, busybox issued 2,450,000 shares of common stock to four sophisticated persons, including three officers (Rosanne Esposito, Todd L. Carter and Jon M. Bloodworth, Esq.) of busybox, in a private placement transaction in consideration of $24,500, consisting of $1,000 in cash and $23,500 in services rendered, pro rata, or $.01 per share. See "Principal Stockholders."


    In July 1997, busybox issued 300,000 shares of common stock to two persons in a private placement transaction in consideration of $174,167, consisting of property and services rendered, or $.58 per share.

    In July 1998, busybox issued 100,000 shares of common stock to one person in a private placement transaction in consideration of $58,385, consisting of services rendered, or $.58 per share.

    In October 1998, busybox amended its Certificate of Incorporation to increase the number of authorized shares of common stock from 3,000,000 shares to 6,000,000 shares.

    In December 1998, busybox issued 1,225,000 shares of common stock to eight persons, including two officers (Patrick A. Grotto and Mark B. Leffers, C.P.A.), two outside directors (Peter A. Seligmann, Ph.D. (hon.) and Michael H. Glawe, Esq.) and legal counsel (Thomas T. Prousalis, Jr., Esq.) of busybox, in a private placement transaction in consideration of $2,450,000, consisting of $24,500 in cash and $2,425,500 in promissory notes, pro rata, or $2 per share. See "Principal Stockholders."

    In March 1999, busybox amended its Certificate of Incorporation to change the par value of its common stock from no par value to $.01 par value per share, and to increase the number of authorized shares from 6,000,000 shares to 25,000,000 shares. busybox then approved a 2,000-for-1 stock split for all shares issued and outstanding. All references to number of shares and amounts per share in this prospectus have been adjusted to reflect the effect of the stock split and change in par value.

    In April 1999, busybox issued 1,185,000 shares of common stock to 45 persons in a private placement transaction in consideration of $2,370,000, or $2 per share.

    In September 1999, busybox issued 500,000 shares of common stock to 29 persons in a private placement transaction in consideration of $1,000,000, or $2 per share.


    In September 1999, busybox issued 100,000 shares of common stock to one person (Cascade Partners, L.L.C.) in a private placement transaction in consideration of services rendered.


    In October 1999, busybox issued 200,000 shares of common stock to an officer and director (Robert S. Sherman) of busybox in a private placement transaction in consideration of $400,000, consisting of $2,000 in cash and $398,000 in a promissory note, or $2 per share.


    In October 1999, busybox issued 150,000 shares of common stock to four sophisticated persons (employees) in a private placement transaction in consideration of $300,000, consisting of $1,500 in cash and $298,500 in promissory notes, or $2 per share.


    In December 1999, the Company borrowed $1,500,000 from 26 persons in a private placement transaction pursuant to eight percent promissory notes, payable upon the closing of this offering or upon the one year anniversary date of the notes, whichever occurs first. Also, in connection with the issuance of the notes, the Company granted five-year options to the noteholders, on a pro rata basis, to purchase 375,000 shares of the Company's common stock at $2.00 per share, vesting on the date of this offering. The underlying shares of common stock to the options are restricted securities and may not be sold, transferred, assigned or otherwise disposed of for a period of 24 months following the date of issuance, absent registration.

    All unregistered securities issued by busybox prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act of 1933, as amended ("Act") and have been issued pursuant to certain private placement exemptions under Section 4(2) and Rule 506 of Regulation D of the Act, as promulgated by the Securities and Exchange Commission, such that the sales of the securities were to sophisticated or accredited investors, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Act, and were transactions by an issuer not involving any public offering. Such sophisticated or accredited investors had access to information on busybox necessary to make an informed investment decision. Also, under terms of the Underwriting Agreement or subscription agreement, the current stockholders of busybox have agreed not to sell, transfer, assign or otherwise dispose of any restricted securities of busybox for a period of 24 months following the date of this prospectus.


    Any future transactions with affiliates will be on terms no less favorable than could be obtained from nonaffiliated parties and will be approved by a majority of the independent and disinterested directors, as required by a resolution of the board of directors. Any future loans to officers, directors, affiliates and/or shareholders of busybox will be approved by a majority of the independent and disinterested directors, as required by a resolution of the board of directors.

                           DESCRIPTION OF SECURITIES

COMMON STOCK


    The authorized capital stock of busybox consists of 25,000,000 shares of common stock, $.01 par value. busybox has 6,210,000 shares of common stock issued and outstanding prior to this offering. Holders of the common stock do not have preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the board of directors and, upon liquidation or dissolution of busybox, whether voluntary or involuntary, to share equally in the assets of busybox available for distribution to stockholders. All outstanding shares of common stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby, will be validly authorized and issued, fully paid and nonassessable. The board of directors is authorized to issue additional shares of common stock, not to exceed the amount authorized by our certificate of incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the board may deem appropriate without further stockholder action. The above description concerning the common stock of busybox does not purport to be complete. Reference is made to our certificate of incorporation and By-laws which are available for inspection upon proper notice at our offices, as well as to the applicable statutes of Delaware for a more complete description concerning the rights and liabilities of stockholders.


    Prior to this offering, there has been no market for the common stock of busybox, and no predictions can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the common stock of busybox in the public market may adversely affect prevailing market prices, and may impair our ability to raise capital at that time through the sale of our equity securities.

    Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors.

WARRANTS


    Prior to this offering, there were no warrants issued and outstanding. The warrants will be issued in registered form under a warrant agreement dated on the date of this prospectus, between busybox and American Securities Transfer, Inc., Denver, Colorado, as warrant agent. The following discussion of certain terms and provisions of the warrants is qualified in its entirety by reference to the warrant agreement. A form of the certificate representing the warrants which forms a part of the warrant agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.



    Each of the warrants entitles the registered holder to purchase one share of common stock. The warrants are exercisable at a price of $5.50, which exercise price has been arbitrarily determined by busybox and the Underwriter, subject to certain adjustments. The warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of common stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.



    The warrants may be exercised at any time and continuing thereafter until the close of five years from the date hereof, unless such period is extended by busybox. After the expiration date, warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the warrant agent. If less than all of the warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.



    Warrant holders do not have any voting or any other rights as shareholders of busybox. busybox has the right at any time to redeem the warrants, at a price of $.05 per warrant, by written notice to the registered holders thereof, mailed not less than thirty (30) nor more than sixty (60) days prior to the redemption date. busybox may exercise this right only if the closing bid price for the common stock equals or exceeds $10 per share during a thirty (30) consecutive trading day period ending no more than fifteen (15) days prior to the date that the notice of redemption is mailed, provided there is then a current registration statement under the Securities Act of 1933, as amended, with respect to the issuance and sale of common stock upon the exercise of the warrants. If busybox exercises its right to call warrants for redemption, such warrants may still be exercised until the close of business on the day immediately preceding the redemption date. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of warrants or record at least thirty (30) days, but not more than sixty (60) days, before the redemption date. The foregoing notwithstanding, busybox may not call the warrants at any time that a current registration statement under the Act is not then in effect. Any redemption of the warrants during the one-year period commencing on the date of this prospectus shall require the written consent of the underwriter.



    The warrant agreement permits busybox and the warrant agent, without the consent of warrant holders, to supplement or amend the warrant agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that busybox and the warrant agent deem necessary or desirable and that do not adversely affect the interest of any warrant holder. busybox and the warrant agent may also supplement or amend the warrant agreement in any other respect with the written consent of holders of not less than a majority in the number of warrants then outstanding; however, no such supplement or amendment may:



    - make any modification of the terms upon which the warrants are exercisable or may be redeemed; or



    - reduce the percentage interest of the holders of the warrants without the consent of each warrant holder affected thereby.



    In order for the holder to exercise a warrant, there must be an effective registration statement, with a current prospectus on file with the Securities and Exchange Commission covering the shares of common stock underlying the warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, busybox will file a new registration statement with the Securities and Exchange Commission with respect to the securities underlying the warrants prior to the exercise of such warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Securities Act of 1933, as amended.


SHARES ELIGIBLE FOR FUTURE SALE


    All of our currently outstanding shares of common stock are restricted securities and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year may sell only an amount every three months equal to the greater of:



    - one percent of our issued and outstanding shares; or

    - the average weekly volume of sales during the four calendar weeks preceding the sale.



    The amount of restricted securities which a person who is not an affiliate of busybox may sell is not so limited, since nonaffiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning busybox. Upon the sale of the securities, and assuming that there is no exercise of any issued and outstanding warrants, busybox will have 8,210,000 shares of its common stock issued and outstanding, of which 6,210,000 shares will be restricted securities. Therefore, during each three month period, a holder of restricted securities who has held them for at least the one year period may sell under Rule 144 a number of shares up to 82,100 shares. Non-affiliated persons who hold for the two-year period described above may sell unlimited shares once their holding period is met. However, under terms of the underwriting agreement or subscription agreement, the current stockholders of busybox have agreed not to sell, transfer, assign or otherwise dispose of any restricted securities of busybox for a period of 24 months following the date of this prospectus.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our securities is American Securities Transfer & Trust, Inc., 12039 W. Alameda Parkway, Lakewood, Colorado 80228.

REPORTS TO SECURITY-HOLDERS

    We will furnish to holders of our securities annual reports containing audited financial statements. We may issue other unaudited interim reports to our security-holders as we deem appropriate.


    Contemporaneously, with this offering, we intend to register our securities with the Securities and Exchange Commission under the provisions of
Section 12(g) of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we will be required to comply with certain reporting, proxy solicitation and other requirements of the Exchange Act.

                                  UNDERWRITING


    Subject to the material terms and conditions of the Underwriting Agreement, all of which are included herein, Barron Chase Securities, Inc., the underwriter, has agreed to purchase from busybox an aggregate of 2,000,000 shares of common stock and 2,000,000 warrants. The securities are offered by the underwriter subject to prior sale, when, as and if delivered to and accepted by counsel and certain other conditions. The underwriter is committed to purchase all of the securities offered by this prospectus, if any are purchased, other than those covered by the over-allotment option described below.



    We have been advised by the underwriter that the underwriter proposes to offer the securities to the public at the offering prices set forth on the cover page of this prospectus. The underwriter has advised us that the underwriter proposes to offer the securities through members of the National Association of Securities Dealers, Inc., and may allow concessions, in its discretion, to certain selected dealers who are members of the NASD and who agree to sell the securities in conformity with the NASD's Conduct Rules. Such concessions will not exceed the amount of the underwriting discount that the underwriter is to receive.


    We have granted to the underwriter an over-allotment option, exercisable for 45 days from the effective date of the offering, to purchase up to an additional 300,000 shares of common stock and an additional 300,000 warrants at the respective public offering prices less the underwriting discounts set forth on the cover page of this prospectus. The underwriter may exercise this option solely to cover overallotments in the sale of the securities being offered by this prospectus.

    Our officers and directors may introduce the underwriter to persons to consider this offering and to purchase securities either through the underwriter or through participating dealers. In this connection, no securities have been reserved for those purchases and officers and directors will not receive any commissions or any other compensation.


    We have agreed to pay to the underwriter a commission of ten percent of the gross proceeds of this offering which is the underwriting discount, including the gross proceeds from the sale of the over-allotment option, if exercised. In addition, we have agreed to pay to the underwriter the non-accountable expense allowance of three percent of the gross proceeds of this offering, including proceeds from any securities purchased pursuant to the over-allotment option. We have paid to the underwriter a $50,000 advance with respect to the non-accountable expense allowance. The underwriter's expenses in excess of the non-accountable expense allowance will be paid by the underwriter. To the extent that the expenses of the underwriter are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the underwriter. The underwriter has informed us that it does not expect sales of discretionary accounts to exceed five percent (5%) of the total number of securities offered by us.



    We have agreed to engage the underwriter of the offering as a financial advisor for a fee of $108,000, which is payable to the underwriter on the closing date. Under the terms of a financial advisory agreement, the underwriter has agreed to provide, at our request, advice to us concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise. With regard to the underwriter's engagement to locate mergers or acquisitions for us, the underwriter does not have any current plans, proposals, arrangements or understandings in this regard. We have also agreed that if we participate in any transaction which the underwriter has introduced in writing to us during a period of five years after the closing, including mergers, acquisitions, joint ventures and any other business transaction for us introduced in writing by the underwriter, and which is consummated after the closing, including an acquisition of assets or stock for which it pays, in whole or in part, with shares or other securities of busybox, or if we retain the services of the underwriter in connection with any such transaction, then we will pay for the underwriter's services an amount equal to 5% of up to one million dollars of value paid or received in the transaction, 4% of the next one million dollars of such value, 3% of the next one million dollars of such value, 2% of the next one million dollars of such value, and 1% of the next million dollars of such value and of all such value above $4,000,000.



    Prior to this offering, there has been no public market for the shares of common stock or the warrants. Consequently, the initial public offering prices for the securities, and the terms of the warrants, including the exercise price of the warrants, have been determined by negotiation between busybox and the underwriter. Among the factors considered in determining the public offering prices were the history of, and the prospects for, our business, an assessment of our management, our past and present operations, our development and the general condition of the securities market at the time of this offering. The initial public offering prices do not necessarily bear any relationship to our assets, book value, earnings or other established criteria of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the shares or the warrants will develop after the closing, or if a public market in fact develops, that such public market will be sustained, or that the shares or the warrants can be resold at any time at the offering or any other price.



    At the closing, we will issue to the underwriter and/or persons related to the underwriter, for nominal consideration, the common stock underwriter warrants to purchase up to 200,000 shares of common stock and the warrant underwriter warrants to purchase up to 200,000 warrants. The common stock underwriter warrants, the warrant underwriter warrants and the underlying warrants are registered pursuant to this offering and are sometimes referred to in this prospectus as the underwriter warrants. The common stock underwriter warrants and the warrant underwriter warrants will be exercisable for a five-year period commencing on the effective date. The initial exercise price of each common stock underwriter warrant shall be $8.25 per underlying share (165% of the public offering price). The initial exercise price of each warrant underwriter warrant shall be $.20625 per underlying warrant (165% of the public offering price). Each underlying warrant will be exercisable for a five-year period commencing on the effective date to purchase one share of common stock at an exercise price of $9.075 per share (165% of the public offering price) of common stock. The underwriter warrants will be restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the effective date by the holder, except to officers of the underwriter and members of the selling group and officers and partners thereof, by will or by operation of law.


    The common stock underwriter warrants and the warrant underwriter warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The underwriter warrants contain net issuance provisions permitting the holders thereof to elect to exercise the underwriter warrants in whole or in part and instruct busybox to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring busybox to issue shares of common stock without a corresponding increase in capital. A net exercise of the underwriter warrants will have the same dilutive effect on the interests of our shareholders as will a cash exercise. The underwriter warrants do not entitle the holders thereof to any rights as a shareholder of busybox until such underwriter warrants are exercised and shares of common stock are purchased thereunder.


    The underwriter warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. We have agreed that if we shall cause a post-effective amendment, a new registration statement or similar offering document to be filed with the Commission, the holders shall have the right, for seven years from the effective date, to include in such registration statement or offering statement the underwriter warrants and/or the securities issuable upon their exercise at no expense to the holders. Additionally, we have agreed that, upon request by the holders of 50% or more of the underwriter warrants during the period commencing one year from the effective date and expiring four years thereafter, we will, under certain circumstances, register the underwriter warrants and/or any of the securities issuable upon their exercise.


    In order to facilitate the offering of the common stock and warrants, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock and warrants. Specifically, the underwriter may overallot in connection with the offering, creating a short position in the common stock and warrants for its own account. In addition, to cover overallotments or to stabilize the price of the common stock and warrants, the underwriter may bid for, and purchase, shares of common stock and warrants in the open market. Finally, the underwriter may reclaim selling concessions allowed to a dealer for distributing the common stock and warrants in the offering, if the underwriter repurchases previously distributed common stock or warrants in transactions to cover the underwriter's short position in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock and warrants above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time.


    We have agreed to indemnify the underwriter against any costs or liabilities incurred by the underwriter by reason of misstatements or omissions to state material factors in connection with the statements made in the registration statement filed by busybox with the Commission under the Securities Act and this prospectus. The underwriter has in turn agreed to indemnify busybox against any costs or liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the registration statement and this prospectus, based on information relating to the underwriter and furnished in writing by the underwriter. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.



    The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the registration statement.

                               LEGAL PROCEEDINGS


    From time to time, we may be involved in litigation that arises in the normal course of business operations. On January 28, 2000, busybox was named a defendant in a breach of contract dispute with an advertising vendor in the Superior Court of the State of California, alleging damages of $150,000 per month since June 1999 up to a maximum of $1,800,000 under a contract for services, plus costs and attorneys' fees. We believe that this suit is substantially without merit and we intend to vigorously defend the suit, including a counterclaim for substantial damages. However, because litigation is uncertain, an adverse decision against us in this suit may have a material adverse effect on our business operating results and financial condition.


                                 LEGAL MATTERS


    The validity of the securities being offered hereby will be passed upon for busybox by Thomas T. Prousalis, Jr., Esq., 1919 Pennsylvania Avenue, N.W., Suite 200, Washington, D.C. 20006. Mr. Prousalis is the beneficial owner of 300,000 shares of common stock of busybox. Certain legal matters will be passed upon for the underwriter by David A. Carter, P.A., 2300 Glades Road, Suite 210W, Boca Raton, Florida 33431.


                                    EXPERTS

    The financial statements of busybox as of and for the two years ended December 31, 1998, included in the registration statement and this prospectus have been included herein in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of Grant Thornton LLP as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about busybox and the securities offered under this prospectus, you should review the registration statement and the exhibits and schedules filed as a part of the registration statement. Descriptions of contracts or other documents referred to in this prospectus are not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, you should review that contract or document. You should be aware that when we discuss these contracts or documents in the prospectus we are assuming that you will read the exhibits to the registration statement for a more complete understanding of the contract or document. The registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Securities and Exchange Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained from the Securities and Exchange Commission after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including busybox, that file electronically with the Securities and Exchange Commission. The address of this Web site is www.sec.gov. You may also contact the Securities and Exchange Commission by telephone at (800) 732-0330.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------

Report of Independent Certified Public Accountants..........    F-2

Financial Statements

  Balance Sheets............................................    F-3

  Statements of Operations..................................    F-4

  Statements of Stockholders' Equity (Deficiency)...........    F-5

  Statements of Cash Flows..................................    F-6

  Notes to Financial Statements.............................    F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
busybox.com, inc.

    We have audited the accompanying balance sheet of busybox.com, inc. ("Company") as of December 31, 1998, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the years ended
December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                        GRANT THORNTON LLP

San Francisco, California
March 24, 1999 (except for Note K, as to which the date is December 31, 1999)

                               BUSYBOX.COM, INC.

                                 BALANCE SHEETS


                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $   130,711     $    40,452
  Accounts receivable, net of allowance for doubtful
    accounts of $12,050
    and $0, respectively....................................      145,383         196,540
  Inventory.................................................           --         338,915
  Other current assets......................................       24,353         470,203
                                                              -----------     -----------
      Total current assets..................................      300,447       1,046,110

PROPERTY AND EQUIPMENT, net.................................       80,048         129,343

INTEREST RECEIVABLE.........................................           --         146,265

OFFERING COSTS..............................................           --         257,875

OTHER ASSETS, net...........................................       64,613          55,667
                                                              -----------     -----------
                                                              $   445,108     $ 1,635,260
                                                              ===========     ===========

                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
  Accounts payable..........................................  $    47,269     $ 1,531,901
  Accrued liabilities.......................................        5,751         229,393
  Line of credit............................................           --          99,172
  Income taxes payable......................................        1,600           1,600
  Capital leases payable, current...........................        7,282           8,225
                                                              -----------     -----------
      Total current liabilities.............................       61,902       1,870,291

LONG-TERM DEBT
  Capital leases payable, long-term.........................       11,550           5,122
                                                              -----------     -----------
      Total liabilities.....................................       73,452       1,875,413
STOCKHOLDERS' EQUITY (DEFICIENCY)
  Common stock, $.01 par value, 25,000,000 shares
    authorized;
    4,075,000 and 5,860,000 shares issued and outstanding in
    1998 and 1999, respectively.............................       40,750          58,600
  Additional paid-in capital................................    2,642,800       5,734,882
  Retained earnings (accumulated deficit)...................      138,106      (3,595,885)
                                                              -----------     -----------
                                                                2,821,656       2,197,597
  Less notes and accounts receivable from stockholders......   (2,450,000)     (2,437,750)
                                                              -----------     -----------
      Total stockholders' equity (deficiency)...............      371,656        (240,153)
                                                              -----------     -----------
                                                              $   445,108     $ 1,635,260
                                                              ===========     ===========


        The accompanying notes are an integral part of these statements.

                               BUSYBOX.COM, INC.

                            STATEMENTS OF OPERATIONS


                                                     YEAR ENDED             NINE MONTHS ENDED
                                                    DECEMBER 31,              SEPTEMBER 30,
                                               -----------------------   ------------------------
                                                  1997         1998         1998         1999
                                               ----------   ----------   ----------   -----------
                                                                               (UNAUDITED)
Net revenue..................................  $  833,797   $1,170,022   $  961,186   $   332,706
Cost of revenue..............................     327,606      415,672      287,074       127,073
                                               ----------   ----------   ----------   -----------
    Gross profit.............................     506,191      754,350      674,112       205,633
Operating expenses
  Selling, general and administrative
    expenses.................................     362,031      491,446      387,224    (3,720,896)
  Research and development...................      83,000      258,242      142,733       358,242
                                               ----------   ----------   ----------   -----------
    Total operating expenses.................     445,031      749,688      529,957     4,079,138
                                               ----------   ----------   ----------   -----------
    Operating profit (loss)..................      61,160        4,662      144,155    (3,873,505)
Other income
  Interest income on stockholders' notes
    receivable...............................          --           --           --       146,265
  Interest income (expense), net.............         927        3,576        1,848        (6,751)
                                               ----------   ----------   ----------   -----------
    Net income (loss) before income taxes....      62,087        8,238      146,003    (3,733,991)
Income taxes.................................         800          800           --            --
                                               ----------   ----------   ----------   -----------
    NET INCOME (LOSS)........................  $   61,287   $    7,438   $  146,003   $(3,733,991)
                                               ==========   ==========   ==========   ===========
Basic and diluted net income (loss) per
  share......................................  $      .02   $       --   $      .05   $      (.71)
                                               ==========   ==========   ==========   ===========
Shares used in calculation of net income
  (loss) per share...........................   2,870,000    3,113,630    3,020,000     5,015,659
                                               ==========   ==========   ==========   ===========


        The accompanying notes are an integral part of these statements.

                               BUSYBOX.COM, INC.
                 STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)


                                                                           RETAINED     STOCKHOLDERS'
                                    COMMON STOCK                           EARNINGS       NOTES AND
                                --------------------     ADDITIONAL      (ACCUMULATED     ACCOUNTS
                                 SHARES      AMOUNT    PAID-IN CAPITAL     DEFICIT)      RECEIVABLE        TOTAL
                                ---------   --------   ---------------   ------------   -------------   -----------
Balance at January 1, 1997....  2,450,000   $24,500       $  (23,500)    $    69,381     $        --    $    70,381
Issuance of common stock for
  services and software.......    300,000     3,000          171,167              --              --        174,167
Net income....................         --        --               --          61,287              --         61,287
                                ---------   -------       ----------     -----------     -----------    -----------
Balance at December 31,
  1997........................  2,750,000    27,500          147,667         130,668              --        305,835
Issuance of common stock for
  services....................    100,000     1,000           57,383              --              --         58,383
Issuance of common stock......  1,225,000    12,250        2,437,750              --      (2,450,000)            --
Net income....................         --        --               --           7,438              --          7,438
                                ---------   -------       ----------     -----------     -----------    -----------
Balance at December 31,
  1998........................  4,075,000    40,750        2,642,800         138,106      (2,450,000)       371,656
Issuance of Common Stock
  (unaudited).................  1,785,000    17,850        3,092,082              --              --      3,092,082
Net loss (unaudited)..........         --        --               --      (3,733,991)             --     (3,733,991)
Repayments of stockholders'
  accounts receivable
  (unaudited).................         --        --               --              --          12,250         12,250
                                ---------   -------       ----------     -----------     -----------    -----------
Balance at September 30, 1999
  (unaudited).................  5,860,000   $58,600       $5,734,882     $(3,595,885)    $(2,437,750)   $  (240,153)
                                =========   =======       ==========     ===========     ===========    ===========


         The accompanying notes are an integral part of this statement.

                               BUSYBOX.COM, INC.

                            STATEMENTS OF CASH FLOWS


                                                       YEAR ENDED            NINE MONTHS ENDED
                                                      DECEMBER 31,             SEPTEMBER 30,
                                                  ---------------------   -----------------------
                                                    1997        1998        1998         1999
                                                  --------   ----------   ---------   -----------
                                                                                (UNAUDITED)
Increase (decrease) in cash
Cash flows from operating activities:
  Net income (loss).............................  $ 61,287   $    7,438   $ 146,003   $(3,733,991)
  Adjustments to reconcile net earnings (loss)
    to net cash provided by (used in) operating
    activities:
      Depreciation and amortization.............    21,796       36,136      25,997        35,860
      Common stock issued for services..........    90,667       58,383      58,383       500,000
      Loss on retirement of assets..............        --        1,067          --            --
      Change in assets and liabilities
        Accounts receivable, net................   (92,034)     (44,199)    (60,836)      (51,157)
        Inventory...............................        --           --          --      (338,915)
        Other current assets....................   (12,500)     (11,740)     (3,946)      (43,350)
        Interest receivable.....................        --           --          --      (146,265)
        Accounts payable........................    10,413        7,172        (734)    1,484,632
        Income taxes payable....................    (8,044)         800          --            --
        Other accrued liabilities...............   (17,334)       5,090       5,726       223,642
                                                  --------   ----------   ---------   -----------
        Net cash provided by (used in) operating
          activities............................    54,251       60,147     170,593    (2,069,544)
Cash flows from investing activities
  Purchases of property and equipment...........   (10,556)     (29,614)    (34,091)      (76,209)
                                                  --------   ----------   ---------   -----------
        Net cash used in investing activities...   (10,556)     (29,614)    (34,091)      (76,209)
                                                  --------   ----------   ---------   -----------
Cash flows from financing activities
  Repayment of capital leases...................        --       (4,742)      8,161        (5,485)
  Repayment of note payable.....................    (3,234)          --          --            --
  Proceeds from line of credit..................        --           --          --        99,172
  Proceeds from stockholders accounts
    receivable..................................        --           --          --        12,250
  Costs associated with initial public offering
    of securities...............................        --           --          --      (257,875)
  Net proceeds from private placement
    transaction.................................        --           --          --     2,207,432
                                                  --------   ----------   ---------   -----------
        Net cash (used in) provided by financing
          activities............................    (3,234)      (4,742)      8,161     2,055,494
                                                  --------   ----------   ---------   -----------
        NET INCREASE (DECREASE) IN CASH.........    40,461       25,791     144,663       (90,259)
Cash at beginning of period.....................    64,459      104,920     104,920       130,711
                                                  --------   ----------   ---------   -----------
Cash at end of period...........................  $104,920   $  130,711   $ 249,583   $    40,452
                                                  ========   ==========   =========   ===========
Supplemental cash flow disclosures
  Cash paid for
    Interest....................................  $     64   $    2,721   $     828   $     5,321
    Income taxes................................  $  8,844   $       --   $      --   $        --
Noncash transactions
  Shares of common stock issued in exchange for
    services....................................  $ 90,667   $   58,383   $  58,383   $   500,000
  Capital lease obligation incurred.............  $     --   $   23,574   $  12,358   $        --
  Shares of common stock issued to stockholders
    for notes and accounts receivable...........  $     --   $2,450,000   $      --   $        --
  Shares of common stock issued in exchange for
    software....................................  $ 83,500   $       --   $      --   $        --


        The accompanying notes are an integral part of these statements.

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

       (INFORMATION RELATING TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

NOTE A--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    busybox.com, inc. ("Company") designs, develops, maintains, services, markets, sells and distributes digital imagery, including black and white and color still photographs, film footage and video, as well as the sale and licensing of Company developed software over the Internet to its customers in the technology, media, entertainment, government, corporate and sports industries.

    In December 1998, the Company amended its Certificate of Incorporation to change its name from "Get Smart, Inc." to "Busy Box, Inc." In March 1999, the Company further amended its Certificate of Incorporation to change its name to "busybox.com, inc."

REVENUE RECOGNITION

    Revenues are derived from digital image processing and services, Web site hosting, maintenance and support, on-line sales of software and non-refundable licensing of the Company-developed software. Web site service revenues are recognized as services are provided. The Company recognizes the revenue allocable to perpetual software licenses upon delivery of the software product to the end-user, unless the fee is not fixed or determinable or collectibility is not probable. The Company considers all arrangements with payment terms extending beyond twelve months not to be fixed or determinable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected. The Company recognizes the revenue allocable to fixed-term software licenses ratably over the license term.

CASH AND CASH EQUIVALENTS

    All liquid instruments with an original maturity of three months or less are considered cash equivalents.

    The Company maintains cash balances at financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk or loss.

INVENTORY


    Inventory consists of digital video production costs. This includes costs for production, acquisition and preparation for on-line distribution. Digital video costs are amortized by specific video subject category over the expected life of the video using the gross profit method. Inventory is carried at the lower of cost or market. Market is determined based upon recent and expected sales revenue within each video subject category. Estimates of total gross revenues are reviewed periodically and estimated losses, if any, are fully recognized in the current period.



OTHER CURRENT ASSETS



    At September 30, 1999, other assets are comprised primarily of approximately $402,000 of stock subscriptions receivable related to the September 1999 issuance of 500,000 shares of common stock in a private placement transaction (see Note E).

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

       (INFORMATION RELATING TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

NOTE A--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Equipment is depreciated over estimated useful lives of three to seven years. Leasehold improvements are amortized over the estimated useful life of the asset or the related lease term, whichever is shorter.

RESEARCH AND DEVELOPMENT

    Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. In the Company's case, capitalization would begin upon completion of a working model as the Company does not prepare detail program designs as part of the development process. Included in other assets at December 31, 1998 and September 30, 1999, were capitalized costs of $64,613 and $55,667, net of amortization, which represent purchased software. Technological feasibility was established in July 1997, and the costs are amortized using the straight-line method over its estimated useful life of 7 years.

INCOME TAXES

    The Company follows the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and on the expected future tax benefit to be derived from the tax loss carryforwards, if any. Additionally, deferred tax items are measured using current tax rates. A valuation allowance is established if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of cash and cash equivalents, accounts receivable and accounts payable approximates carrying value due to the short-term nature of such instruments. The fair value of the stockholders' notes receivable cannot be determined as no market exists for such instruments.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

       (INFORMATION RELATING TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

NOTE A--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BASIC AND DILUTED INCOME/(LOSS) PER SHARE

    Basic income/(loss) per share is calculated by dividing net income (loss) by the weighted average shares outstanding. The Company did not have any common equivalent shares for the years ended December 31, 1997 and 1998, or the nine months ended September 30, 1999.

COMPREHENSIVE INCOME

    The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company's net income (loss) and its total comprehensive income (loss) for 1997 and 1998.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133, as amended by SFAS No. 137, is effective for the Company in fiscal 2001. Although the Company has not fully assessed the implications of SFAS No. 133, the Company does not believe that adoption of this statement will have a material impact on the Company's financial position or results of operations.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The financial information as of September 30, 1999 and for the nine months ended June 30, 1998 and 1999 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for fair presentation of the financial position at such dates and the results of operations and cash flows for the periods then ended. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of results that may be expected for the entire year.

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

       (INFORMATION RELATING TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

NOTE B--PROPERTY AND EQUIPMENT

    Components of property and equipment are:

                                                      DECEMBER 31,   SEPTEMBER 30,
                                                          1998           1999
                                                      ------------   -------------
Equipment...........................................    $ 34,924       $ 50,697
Computers...........................................      84,160        129,699
Leasehold improvements..............................       9,059         23,956
                                                        --------       --------
                                                         128,143        204,352
Accumulated depreciation and amortization...........     (48,095)       (75,009)
                                                        --------       --------
                                                        $ 80,048       $129,343
                                                        ========       ========

NOTE C--LINE OF CREDIT

    The Company has a $100,000 line of credit with a commercial bank. The facility expires in November 1999 and the interest rate is 12.5%. Repayment is guaranteed by one of the Company's stockholders. At December 31, 1998, there was no balance owed. At September 30, 1999, the balance was $99,172.

NOTE D--PROPERTY HELD UNDER CAPITAL LEASE

    The Company leases equipment under capital leases expiring in various years through 2001. Assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are amortized over five years. Amortization expense for assets held under capital leases was $3,291 in 1998, and $4,638 for the period ended September 30, 1999.

    The following is a summary of equipment held under capital lease:

                                                      DECEMBER 31,   SEPTEMBER 30,
                                                          1998           1999
                                                      ------------   -------------
Equipment...........................................     $23,574        $23,574
Accumulated amortization............................      (3,291)        (7,929)
                                                         -------        -------
                                                         $20,283        $15,645
                                                         =======        =======

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

       (INFORMATION RELATING TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

NOTE D--PROPERTY HELD UNDER CAPITAL LEASE (CONTINUED)

    Minimum future lease payments under the capital lease as of December 31, 1998 for each of the next three years and in the aggregate are as follows:

YEAR ENDED DECEMBER 31,
-----------------------
    1999....................................................   $10,160
    2000....................................................    10,160
    2001....................................................     2,931
                                                               -------
    Total minimum lease payments............................    23,251
    Less amount representing interest.......................     4,419
                                                               -------
    Total...................................................   $18,832
                                                               =======
Presented on the balance sheet as of December 31, 1998, as
  follows:
  Current portion...........................................   $ 7,282
  Long-term debt............................................    11,550
                                                               -------
    Total...................................................   $18,832
                                                               =======

    The capital lease obligations have implicit interest rates of 10.92% to 25.65%.

NOTE E--COMMON STOCK

    In July 1997, the Company issued 300,000 shares of common stock to two persons in a private placement transaction in consideration of $174,167, consisting of property and services rendered, or $.58 per share. The related expense is included in the accompanying Statements of Operations for 1997.

    In July 1998, the Company issued 100,000 shares of common stock to one person in a private placement transaction in consideration of $58,385, consisting of services rendered, or $.58 per share. The related expense is included in the accompanying Statements of Operations for 1998.

    In December 1998, the Company amended its Certificate of Incorporation to increase the number of authorized no par value common shares from 3,000,000 shares to 6,000,000 shares. Also, in December 1998, the Company issued 1,225,000 shares of common stock to eight persons, including two officers and directors and two outside directors of the Company, in a private placement transaction in consideration of $2,450,000, consisting of $12,250 in accounts receivable and $2,437,750 in promissory notes, or $2 per share. The promissory notes bear interest at eight percent and are due and payable in December 2003, together with accrued interest.

    In March 1999, the Company amended its Certificate of Incorporation to change the par value of its common stock from no par value to $.01 par value per share, and to increase the number of authorized shares from 6,000,000 shares to 25,000,000 shares. The Company then approved a 2,000-for-1 stock split for all shares issued and outstanding. All references to number of shares and amounts per share herein have been adjusted to reflect the effect of the stock split and change in par value for all periods presented.

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

       (INFORMATION RELATING TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

NOTE E--COMMON STOCK (CONTINUED)

    In March 1999, the Company entered into a letter of intent with Barron Chase Securities, Inc. ("Underwriter"), a broker dealer firm and NASD member, to represent the Company in an initial public offering of its common stock and warrants on a "firm commitment" basis. The letter of intent requires that the Company pay certain expenses of the Underwriter in advance, and provides for ongoing investment banking services by the Underwriter and a right of first refusal to act as manager on future sales of the Company's securities for a period of five years.

    In April 1999, the Company issued 1,185,000 shares of common stock to 45 persons in a private placement transaction in consideration of $2,370,000, or $2.00 per share, and net proceeds to the Company were $1,814,932.

    In September 1999, the Company issued 500,000 shares of common stock to 29 persons in a private placement transaction in consideration of $1,000,000, or $2 per share, and net proceeds to the Company were $795,000, $402,500 of which, was recorded as a receivable and included in other current assets at September 30, 1999. Such amounts were collected in October 1999.


    In September 1999, the Company issued 100,000 shares of common stock in a private placement transaction in consideration of services rendered. As a result of this transaction, the Company recorded expense of $500,000 for the nine months ended September 30, 1999, which represents the fair value of the shares issued.


NOTE F--INCOME TAXES

    No provision for Federal and state income taxes has been recorded as the Company incurred net operating losses in years prior to 1997. A reconciliation of the statutory income tax rate with the Company's effective tax rate for the year ended December 31 is as follows:

                                                                1997       1998
                                                              --------   --------
Statutory rate..............................................    34.0%      34.0%
Nondeductible expenses......................................     1.2       33.8
State income tax............................................     1.3        9.7
Utilization of net operating losses.........................   (35.2)     (67.8)
                                                               -----      -----
                                                                 1.3%       9.7%
                                                               =====      =====

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

       (INFORMATION RELATING TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

NOTE F--INCOME TAXES (CONTINUED)

    The following table sets forth the primary components of deferred tax assets and liabilities at December 31:

                                                            1997       1998
                                                          --------   --------
Net operating loss carryforward.........................  $ 34,000   $ 43,000
Valuation allowance.....................................    (9,000)    (9,000)
                                                          --------   --------
Net deferred tax assets.................................    25,000     34,000
Receivables and accruals................................   (25,000)   (34,000)
                                                          --------   --------
                                                          $     --   $     --
                                                          ========   ========

    As of December 31, 1998, the Company has approximately $105,000 in loss carryforwards to offset Federal taxable income in future years, subject to limitations due to changes in ownership. The loss carryforwards expire in various years from 2012 to 2013.

    Deferred taxes arise from the differences in carrying values of certain assets and liabilities for tax and financial reporting purposes. The differences are primarily related to the Company's use of the cash basis of accounting for income tax purposes, use of accelerated depreciation methods for income tax purposes and the tax effect of net operating loss carryforwards. The valuation allowance for deferred tax assets did not change in 1997 and 1998.

NOTE G--COMMITMENTS

    The Company leases office space under operating leases expiring in 2000 with a three year option to renew. Minimum future lease payments under noncancelable operating leases having remaining terms in excess of one year for each of the next five years are as follows:

YEAR ENDING DECEMBER 31,                                       AMOUNT
------------------------                                      --------
1999........................................................  $ 68,500
2000........................................................    72,000
                                                              --------
Total.......................................................  $140,500
                                                              ========

    Rent expense was $43,000 and $36,025 for the year ended December 31, 1997 and 1998, respectively.

NOTE H--RETIREMENT PLAN

    In January 1998, the Company established a qualified 401(k) Profit Sharing Plan for the benefit of all employees who have worked for the Company for at least three months. Employees may defer up to 20% of their annual compensation for individual income tax purposes through contributions to the plan. Employee contributions are fully vested when made. Company matching or discretionary contributions to the plan for the benefit of participating or all employees, respectively, may be made at the discretion of the board of directors of the Company. Employees begin vesting in employer

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

       (INFORMATION RELATING TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

NOTE H--RETIREMENT PLAN (CONTINUED)

contributions after two years of service and are fully vested after six years of service. The Company made no discretionary contributions to the plan in 1998. The Company pays all costs of administering the plan.

NOTE I--RELATED PARTY TRANSACTIONS

    The Company presently holds notes receivable from two officers of the Company for $5,000 each, which are included in other current assets in the accompanying balance sheets. The notes bear interest at the rate of 8% per year and are due and payable on or before December 31, 1999.

    At September 30, 1999, the Company has interest receivable of $146,265 from related parties in connection with the issuance of common stock for notes receivable. (See Note E.)

NOTE J--CONCENTRATION OF CREDIT AND GEOGRAPHIC INFORMATION

    In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which was adopted by the Company in 1998. SFAS No. 131 requires companies to report financial information about its reportable operating segments, including segment profit and loss, certain revenue and expense items and segment assets, as well as information about revenues and major customers.

    The Company distributes digital media over the Internet. The Company grants credit to customers in the United States and Europe. Such credit is generally granted without requiring collateral. Consequently, the Company's ability to collect amounts due from customers is affected by the economic fluctuations in those industries and geographic regions, and is dependent on each customer's financial condition.

    Information as to the Company's revenue in different geographical areas is as follows:

                                                          1997        1998
                                                        --------   ----------
United States.........................................  $466,918   $  620,112
United Kingdom........................................   366,879      549,910
                                                        --------   ----------
                                                        $833,797   $1,170,022
                                                        ========   ==========

    The Company had sales to three significant customers which accounted for 44% and 24% of revenue in 1997 and 47% and 28% of revenue in 1998. One of these customers accounted for 81% of accounts receivable at December 31, 1998.

NOTE K--SUBSEQUENT EVENTS


    In October 1999, the Company issued 200,000 shares of common stock to an employee in a private placement transaction in consideration of $400,000, consisting of $2,000 in cash and $398,000 in a promissory note, or $2 per share. As a result of this transaction, the company has recorded compensation expense of $600,000 which represents the difference between the $2 price per share and fair value.

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

       (INFORMATION RELATING TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

NOTE K--SUBSEQUENT EVENTS (CONTINUED)


    In October 1999, the Company issued 150,000 shares of common stock to three employees in a private placement transaction in consideration of $300,000, consisting of $1,500 in cash and $298,500 in promissory notes, or $2 per share. As a result of this transaction, the company has recorded compensation expense of $450,000 which represents the difference between the $2 price per share and fair value.


    In December 1999, the Company borrowed $1,500,000 ($1,305,000 net cash proceeds) from 26 persons in a private placement transaction pursuant to eight percent promissory notes, payable upon the closing of this offering, or upon the one year anniversary of the notes, whichever occurs first. Also, in connection with the issuance of the notes, the Company granted 5-year options to the note holders on a pro rata basis to purchase 375,000 shares of the Company's common stock at $2.00 per share, vesting on the closing date of this offering. The underlying shares of common stock to the options are restricted securities and may not be sold, transferred, assigned, or otherwise disposed of for a period of 24 months following the date of issuance, absent registration. Management estimated that the fair value of the options, using the Black Scholes option-pricing model is $1,305,000. This value will be recorded as additional interest expense over the life of the notes.


CONTINGENT LIABILITY



    During the pendency of the Company's registration statement before the Securities and Exchange Commission, the Company issued unregistered securities in September 1999, October 1999 and December 1999, aggregating $3,400,000 in cash and notes. The Company believes that the unregistered securities were issued pursuant to available exemptions under the Federal securities laws. However, the Company may have issued such unregistered securities without an available exemption under the Federal securities laws, which may subject the Company to liability, including rescission of the securities transactions. Should the Company be required to offer a rescission of the securities transactions, it may have a material adverse effect on the Company's business, operating results and financial condition.



LITIGATION



    In January 2000, the Company was named a defendant in a breach of contract dispute with an advertising vendor in the Superior Court of the State of California alleging damages of $150,000 per month since June 1999 up to a maximum of $1,800,000 under a contract for services, plus costs and attorneys' fees. The Company believes that the suit is substantially without merit and intends to vigorously defend the suit, including a counterclaim for substantial damages. Accounts payable includes approximately $844,000 and $1,600,000 for this vendor at September 30, 1999 and December 31, 1999, respectively, in connection with this dispute.

                                     [LOGO]

                                    PART TWO
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision which provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of nonmonetary relief in the event of a breach of fiduciary duty. Management of the Company believes this provision will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

    Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a liability insurance policy for the benefit of its directors although the Company may attempt to acquire such insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

    The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

    The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future although the Company may attempt to obtain such insurance.

    The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have directors liability insurance and because there is no assurance that the Company will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If the Company is forced to bear the costs for indemnification, the value of the Company stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemization of expenses, payable by the Company from the proceeds of this offering, incurred by the Company in connection with the issuance and distribution of the securities of the Company being offered hereby. All expenses are estimated except the SEC, NASD and Nasdaq Registration and Filing Fees. See "Use of Proceeds."

SEC Registration and Filing Fee(1)..........................  $    9,579
NASD Registration and Filing Fee(1).........................       3,278
Nasdaq Registration and Filing Fee(1).......................      10,000
Transfer Agent Fees.........................................       1,500
Financial Printing..........................................      75,000
Accounting Fees and Expenses................................      75,000
Legal Fees and Expenses.....................................     375,000
Blue Sky Fees and Expenses..................................      25,000
Underwriter's Nonaccountable Expense Allowance(2)...........     307,500
Underwriter's Advisory Fee..................................     108,000
Miscellaneous...............................................      10,143
                                                              ----------
    TOTAL...................................................  $1,000,000
                                                              ==========

------------------------

(1) Paid upon initial filing of this Registration Statement and related Prospectus.

(2) Includes $50,000 paid to date.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


    The Company was incorporated in the State of Delaware on October 26, 1995. The Company has authorized capital of 25,000,000 shares of common stock, $.01 par value. The Company has 6,210,000 shares of common stock issued and outstanding prior to this offering.



    In December 1995, the Company issued 2,450,000 shares of common stock to four persons, including three officers (Rosanne Esposito, Todd L. Carter and Jon
M. Bloodsworth, Esq.) of busybox, in a private placement transaction in consideration of $24,500, consisting of $1,000 in cash and $23,500 in services rendered, pro rate, or $.01 per share. Such securities were issued pursuant to a private placement exemption under Section 4(2) of the Act.



    In July 1997, the Company issued 300,000 shares of common stock to two persons in a private placement transaction in consideration of $174,167, consisting of property and services rendered, or $.58 per share. Such securities were issued pursuant to a private placement exemption under Section 4(2) of the Act.



    In July 1998, the Company issued 100,000 shares of common stock to one person in a private placement transaction in consideration of $58,383, consisting of services rendered, or $.58 per share. Such securities were issued pursuant to a private placement exemption under Section 4(2) of the Act.



    In October 1998, the Company amended its Certificate of Incorporation to increase the number of authorized shares of common stock from 3,000,000 shares to 6,000,000 shares. Such securities were issued pursuant to a private placement exemption under Section 4(2) of the Act.



    In December 1998, the Company issued 1,225,000 shares of common stock to eight persons, including two officers (Patrick A. Grotto and Mark B. Leffers, C.P.A.), two outside directors (Peter A. Seligmann, Ph.D. (hon.) and Michael H. Glawe, Esq.) and legal counsel (Thomas T. Prousalis, Jr., Esq.) of the Company, in a private placement transaction in consideration of $2,450,000, consisting of $24,500 in cash and $2,425,500 in promissory notes, or $2 per share. Such securities were issued pursuant to a private placement exemption under Rule 506 of Regulation D.



    In March 1999, the Company amended its Certificate of Incorporation to change the par value of its common stock from no par value to $.01 par value per share, and to increase the number of authorized shares from 6,000,000 shares to 25,000,000 shares. The Company then approved a 2,000-for-1 stock split for all shares issued and outstanding. All references to number of shares and amounts per share herein have been adjusted to reflect the effect of the stock split and change in par value for all periods presented. Such securities were issued pursuant to a private placement exemption under Section 4(2) of the Act.



    In April 1999, the Company issued 1,185,000 shares of common stock to 45 persons, in a private placement transaction in consideration of $2,370,000, or $2 per share. Such securities were issued pursuant to a private placement exemption under Rule 506 of Regulation D.



    In September 1999, the Company issued 500,000 shares of common stock to 29 persons in a private placement transaction in consideration of $1,000,000, or $2 per share. Such securities were issued pursuant to a private placement exemption under Rule 506 of Regulation D.



    In September 1999, the Company issued 100,000 shares of common stock to one person (Cascade Partners, L.L.C.) in a private placement transaction in consideration of services rendered. Such securities were issued pursuant to a private placement exemption under Rule 506 of Regulation D.



    In October 1999, the Company issued 200,000 shares of common stock to an officer and director (Robert S. Sherman) of busybox in a private placement transaction in consideration of $400,000, consisting of $2,000 in cash and $398,000 in a promissory note, or $2 per share. Such securities were issued pursuant to a private placement exemption under Rule 506 of Regulation D.

    In October 1999, the Company issued 150,000 shares of common stock to four persons (employees) in a private placement transaction in consideration of $300,000, consisting of $1,500 in cash and $298,500 in promissory notes, or $2 per share. Such securities were issued pursuant to a private placement exemption under Rule 506 of Regulation D.



    In December 1999, the Company borrowed $1,500,000 from 26 persons in a private placement transaction pursuant to eight percent promissory notes, payable upon the closing of this offering or upon the one year anniversary date of the notes, whichever occurs first. Also, in connection with the issuance of the notes, the Company granted five-year options to the noteholders, on a pro rata basis, to purchase 375,000 shares of the Company's common stock at $2.00 per share, vesting on the date of this offering. The underlying shares of common stock to the options are restricted securities and may not be sold, transferred, assigned or otherwise disposed of for a period of 24 months following the date of issuance, absent registration. Such securities were issued pursuant to a private placement exemption under Rule 506 of Regulation D.



    All unregistered securities issued by the Company prior to this offering are deemed "restricted securities" within the meaning of that term as defined in Rule 144 of the Securities Act of 1933, as amended ("Act") and have been issued pursuant to certain "private placement" exemptions under Section 4(2) and Rule 506 of Regulation D of the Act, as promulgated by the Securities and Exchange Commission, Washington, D.C. 20549, such that the sales of the securities were to sophisticated or accredited investors, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Act, and were transactions by an issuer not involving any public offering. Such sophisticated or accredited investors had access to information on the Company necessary to make an informed investment decision. Also, under terms of the Underwriting Agreement or subscription agreement, the current stockholders of busybox have agreed not to sell, transfer, assign or otherwise dispose of any restricted securities of busybox for a period of 24 months following the date of this prospectus.


    Reference is also made hereby to "Dilution," "Principal Stockholders," "Certain Transactions" and "Description of Securities" in the Prospectus for more information with respect to the previous issuance and sale of the Company's securities.

    All of the aforesaid securities have been appropriately marked with a restricted legend and are "restricted securities," as defined in Rule 144 of the rules and regulations of the Securities and Exchange Commission, Washington, D.C. 20549. All of the aforesaid securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the aforesaid persons have been fully informed and advised concerning the Registrant, its business, financial and other matters. Transactions by the Registrant involving the sales of these securities set forth above were issued pursuant to the "private placement" exemptions under the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. The Registrant has been informed that each person is able to bear the economic risk of his investment and is aware that the securities were not registered under the Securities Act of 1933, as amended, and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom. The transfer agent and registrar of the Registrant will be instructed to mark "stop transfer" on its ledgers to assure that these securities will not be transferred absent registration or until the availability of an exemption therefrom is determined.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


    The following is a list of Exhibits filed herewith by busybox.com, inc. as part of the SB-2 Registration Statement and related Prospectus:



     1.0    Form of Underwriting Agreement.
     1.1    Selected Dealer Agreement.
     3.0    Certificate of Incorporation (Delaware), dated
             October 1995.
     3.1 Certificate of Amendment of Certificate of Incorporation, dated December 1998.
     3.2    Amended and Restated Certificate of Incorporation
             (Delaware), dated December 1998.
     3.3    By-laws, as amended.
     4.0    Specimen Copy of Common Stock Certificate.
     4.1    Form of Warrant Certificate.
     4.2    Form of Underwriter's Warrant Agreement.
     5.0    Opinion of Thomas T. Prousalis, Jr., Esq. for Registrant.
    10.0    Employment Agreement, Patrick A. Grotto, dated
             January 1999.
    10.1    Employment Agreement, Rosanne Esposito, dated January 1999.
    10.2    Employment Agreement, Todd L. Carter, dated January 1999.
    10.3    Employment Agreement, Jon M. Bloodworth, Esq., dated
             January 1999.
    10.4    Employment Agreement, Mark B. Leffers, C.P.A., dated
             January 1999.
    10.5    Employment Agreement, Robert S. Sherman, dated October 1999.
    10.6    Financial Advisory Agreement.
    10.7    Merger and Acquisition Agreement.
    10.8 Revised Master Agreement for Services, Corbis Corporation, dated May 1998.
    10.9    Maintenance Agreement, Corbis Corporation, dated May 1998.
    10.10   Master Agreement for Services, Visual Communications
             Limited, dated April 1998.
    10.11   Business Advisory Agreement, dated October 1999.
    10.12   Term Sheet for Distribution Agreement, dated January 2000.
    23.0 Consent of Thomas T. Prousalis, Jr., Esq. is contained on page II-8 of the Registration Statement.
    24.0 Consent of Grant Thornton LLP is contained on page II-9 of the Registration Statement.
    24.1 Power of Attorney appointing Patrick A. Grotto is contained on page II-7 of the Registration Statement.


ITEM 28.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

    The undersigned Registrant also undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement:

           (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    This Registration Statement consists of the following:

 1.  Facing page.
 2.  Cross-Reference Sheet.
 3.  Prospectus.
 4.  Complete text of Items 24-28 in Part Two of Registration
     Statement.
 5.  Exhibits.
 6.  Signature page.
 7.  Consents of:
     Thomas T. Prousalis, Jr., Esq.
     Grant Thornton LLP

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on February 4, 2000.


                                                  By:                 PATRICK A. GROTTO
                                                       -----------------------------------------------
                                                                      Patrick A. Grotto
                                                                    Chairman of the Board

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                SIGNATURE                                        TITLE                              DATE
                ---------                                        -----                              ----
            PATRICK A. GROTTO
    ---------------------------------       Chairman of the Board, Chief Executive Officer    February 4, 2000
            Patrick A. Grotto

            ROBERT S. SHERMAN
    ---------------------------------       President, Chief Operating Officer, Director      February 4, 2000
            Robert S. Sherman

             ROSANNE ESPOSITO
    ---------------------------------       Executive Vice President                          February 4, 2000
             Rosanne Esposito

              TODD L. CARTER
    ---------------------------------       Vice President, Chief Technology Officer          February 4, 2000
              Todd L. Carter

         JON M. BLOODWORTH, ESQ.
    ---------------------------------       Vice President, General Counsel, Secretary,       February 4, 2000
         Jon M. Bloodworth, Esq.              Director

         MARK B. LEFFERS, C.P.A.
    ---------------------------------       Vice President, Treasurer, Controller, Chief      February 4, 2000
         Mark B. Leffers, C.P.A.              Financial Officer

     PETER A. SELIGMANN, PH.D. (HON.)
    ---------------------------------       Director                                          February 4, 2000
     Peter A. Seligmann, Ph.D. (hon.)

          MICHAEL H. GLAWE, ESQ.
    ---------------------------------       Director                                          February 4, 2000
          Michael H. Glawe, Esq.

          By:  PATRICK A. GROTTO
    ---------------------------------
            Patrick A. Grotto
             ATTORNEY-IN-FACT

                               CONSENT OF COUNSEL

    The consent of Thomas T. Prousalis, Jr., Esq., 1919 Pennsylvania
Avenue, N.W., Suite 200, Washington, D.C. 20006, to the use of his name in this Form SB-2 Registration Statement, and related Prospectus, as amended, of busybox.com, inc. is contained in his opinion filed as Exhibit 5.0 hereto.

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our report dated March 24, 1999 (except for Note K as to which the date is December 31, 1999) accompanying the financial statements of busybox.com, inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

                                          GRANT THORNTON LLP


San Francisco, California
February 4, 2000


                                     II-10